SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Allegheny Energy, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Notice of Annual Meeting

of Stockholders

to be held on May 17, 2007

and Proxy Statement

800 Cabin Hill Drive

Greensburg, Pennsylvania 15601

March 19, 2007

Dear Fellow Stockholder:

You are cordially invited to attend our annual meeting of stockholders on Thursday, May 17, 2007, at 9:30 a.m. at the New York Marriott Marquis Hotel, 1535 Broadway, New York, New York.

This booklet includes the notice of the annual meeting and proxy statement. The proxy statement describes the business we will conduct at the meeting and provides information about us that you should consider when you vote your shares. The first two items of business are the election of nine members to your Board of Directors (the “Board”) and the ratification of our independent registered public accounting firm. Your Board recommends that you vote FOR Items 1 and 2. In addition, there are seven stockholder proposals. Your Board recommends that you vote AGAINST these stockholder proposals, which are Items 3 through 9.

The proxy statement includes a section highlighting our corporate governance practices. Your company and your Board have a long-standing commitment to good governance, and your Board continuously reviews its governance practices to ensure that they promote stockholder value. In the past year, this ongoing review has resulted in certain enhancements, including the adoption of a majority voting standard for the election of directors, the expansion of the role of our independent Presiding Director and the adoption of a policy by which your Board can seek reimbursement of bonuses paid to our executive officers under certain conditions. We invite you to review the corporate governance section beginning on page 6 to learn more about our continuing commitment to excellence in corporate governance.

It is important that your stock be represented at the meeting. We hope that you will vote on the matters to be considered by following the instructions on the enclosed proxy card. Whether you choose to vote in person at the meeting or by telephone, Internet or mail, your response is greatly appreciated.

Sincerely,

Paul J. Evanson
Chairman, President and Chief Executive Officer

800 Cabin Hill Drive

Greensburg, Pennsylvania 15601

March 19, 2007

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

ALLEGHENY ENERGY, INC., a Maryland corporation (the “Company”), will hold its annual meeting of stockholders at the New York Marriott Marquis Hotel, 1535 Broadway, New York, New York, on May 17, 2007, at 9:30 a.m., Eastern Daylight Savings Time, for the following purposes:

(1)	To elect nine directors to hold office until the 2008 annual meeting and until their successors are duly elected and qualify;

(2)	To ratify the appointment of the Company’s independent registered public accounting firm;

(3)	If properly presented, to consider seven stockholder proposals; and

(4)	To transact such other business as may properly come before the meeting or any adjournment, postponement or continuation thereof.

Holders of record of the Company’s common stock at the close of business on March 12, 2007 will be entitled to vote at the meeting.

By Order of the Board of Directors,

David M. Feinberg
Vice President, General Counsel and Secretary

PROXY STATEMENT

Proxies in the form enclosed are solicited by the Board of Directors (the “Board”) of Allegheny Energy, Inc. (“Allegheny,” the “Company,” “we,” “us,” or “our”) for the annual meeting of stockholders to be held on May 17, 2007 at the New York Marriott Marquis Hotel, 1535 Broadway, New York, New York, at 9:30 a.m., Eastern Daylight Savings Time.

The proxy card provided to each of our stockholders covers the total number of shares of our common stock, par value $1.25 per share, registered in his or her name and, in the case of participants in our Dividend Reinvestment and Stock Purchase Plan, the shares of our common stock held for their respective accounts under the Dividend Reinvestment and Stock Purchase Plan. The proxy card provided to our employees also will include the shares of our common stock held for their respective accounts in the Employee Stock Ownership and Savings Plan. A proxy may be revoked at any time prior to its exercise by written notice to us, by submission of another proxy bearing a later date or by voting in person at the annual meeting. A proxy authorized through the Internet or by telephone may be revoked by executing a later-dated proxy card, by subsequently authorizing another proxy through the Internet or by telephone or by attending the annual meeting and voting in person. Attending our annual meeting will not automatically revoke your prior proxy; you must vote at the annual meeting to have your prior proxy revoked. If your shares are held by a bank, broker or other holder of record, please refer to the instructions for voting your shares provided by the bank, broker or other holder of record.

At the close of business on March 12, 2007, which is the record date for stockholders entitled to notice of and to vote at the annual meeting, there were 165,535,459 outstanding shares of our common stock, each entitled to one vote.

For the election of directors, each holder entitled to vote is entitled to as many votes as equals the number of shares of our common stock held by the holder multiplied by the number of directors to be elected. A holder may cast all of the votes for a single director or may distribute them among the number of directors to be elected or any two or more of them. If you wish to cumulate your votes in this manner, you will need to submit a proxy card or a ballot and make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the annual meeting. Unless otherwise indicated by the stockholder, a vote for the nominees of your Board will give the proxy holders discretionary authority to cumulate all votes to which you are entitled and to allocate them in favor of any one or more of the nominees as the proxy holders determine, except that none of your votes will be cast for any nominee as to whom you instruct that your votes be withheld. The presence in person or by proxy of the holders of record of a majority of the outstanding shares of our common stock entitled to vote constitutes a quorum. The affirmative vote of a plurality of all the votes cast is required for the election of each director; however, any nominee for election as a director in an uncontested election at the annual meeting of stockholders at which a quorum is present who receives a greater number of votes cast “withheld” for his or her election than “for” in the election shall tender his or her resignation to the Nominating and Governance Committee of your Board for consideration. The Nominating and Governance Committee will consider any resignation and recommend to your Board whether to accept it. Your Board is required to take action with respect to the Nominating and Governance Committee’s recommendation and publicly disclose any resignation and the related action taken by your Board.

The affirmative vote of a majority of all the votes cast is required for ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm and for approval of each of the stockholder proposals.

Abstentions and broker “non-votes” will be counted only for purposes of determining whether a quorum is present, but will not be counted as votes cast, and therefore will have no effect on the outcome of the vote on any matter.

The approximate date on which this proxy statement and form of proxy are first being sent or given to stockholders is March 23, 2007.

1-ELECTION OF DIRECTORS

Presented below is information about each nominee for director. Directors are elected annually and each director will stand for election at the meeting to serve until our 2008 annual meeting of stockholders and until a successor is duly elected and qualified. Any director elected to fill a vacancy on your Board at any time other than at an annual election of directors also will be elected to a term expiring at the next annual meeting of stockholders and until their successors are duly elected and qualify.

The proxies received, unless marked to the contrary, will be voted for the election of the following persons who are the nominees of your Board in this election. Your Board does not expect that any of the nominees will become unable to serve as a director, but if that should occur for any reason prior to the meeting, the proxy holders will vote on the alternative nominees who will be designated by your Board.

Your Board proposes the election of the following directors of your company for a term of one year:

Director, Principal Occupation, Other Directorships, Business Experience and Company Board and Committee Meeting Attendance	Age	Director of your company since

H. FURLONG BALDWIN

Mr. Baldwin is the Chair of the Management Compensation and Development Committee and a member of the Executive Committee. Mr. Baldwin has been Chairman of the Board of The NASDAQ Stock Market, Inc. (“NASDAQ”) since 2003 and has been a director of NASDAQ since 2000. He is a director of W.R. Grace & Co., Platinum Underwriters Holdings, Ltd. and the Wills Group. Mr. Baldwin is a former Chairman, President and Chief Executive Officer of Mercantile Bankshares Corp. and Mercantile Safe Deposit & Trust Co. Mr. Baldwin is also a former director of Mercantile Bankshares Corp., Constellation Energy Group, CSX Corp. and The St. Paul Companies, Inc. and a former Governor of the National Association of Securities Dealers, Inc. He is a member (emeritus) and former Chairman of the Johns Hopkins Medicine Board of Trustees and a member (emeritus) of the Johns Hopkins University Board of Trustees.

2006 Attendance: Attended 12 of 12 meetings of your Board and committees on which he served.

	75	2003

ELEANOR BAUM

Dr. Baum is a member of the Audit and Nominating and Governance Committees. Dr. Baum has been Dean of the Albert Nerken School of Engineering of The Cooper Union for the Advancement of Science and Art since 1987. She is a director of Avnet, Inc. and United States Trust Company. Dr. Baum is a trustee of Embry Riddle University, a member of the Board of the New York Building Congress and a Fellow of the Institute of Electrical and Electronic Engineers. Dr. Baum is past Chair of the Engineering Workforce Commission, a past Chairman of the Board of Governors of the New York Academy of Sciences, a former President of the Accreditation Board for Engineering and Technology and a former President of the American Society for Engineering Education.

2006 Attendance: Attended 21 of 22 meetings of your Board and committees on which she served.

	67	1988

PAUL J. EVANSON

Mr. Evanson has been Chairman of the Board, President, Chief Executive Officer and a director of your company since June 2003. Mr. Evanson is the Chair of the Executive Committee. He has also been Chairman, Chief Executive Officer and a director of your company’s principal subsidiaries since June 2003. He is a member of the Board of Trustees at St. John’s University. Prior to joining Allegheny, Mr. Evanson was President of Florida Power & Light Company, the principal subsidiary of FPL Group, Inc., and a director of FPL Group, Inc. from 1995 to 2003.

2006 Attendance: Attended 6 of 6 meetings of your Board and committees on which he served.

	65	2003

CYRUS F. FREIDHEIM, JR.

Mr. Freidheim is the Chair of the Nominating and Governance Committee and a member of the Management Compensation and Development Committee. Mr. Freidheim has been the Chief Executive Officer of the Sun-Times Media Group Inc., a newspaper publisher, since 2006. He is a director of the Sun-Times Media Group Inc. (formerly Hollinger International Inc.) and HSBC Finance Corporation. Mr. Freidheim served as Chairman and Chief Executive Officer of Chiquita Brands International, Inc. from 2002 to 2004. Mr. Freidheim was formerly Vice Chairman of Booz-Allen Hamilton, Inc., at which he also served in various other leadership capacities from 1966 to 2002.

2006 Attendance: Attended 15 of 15 meetings of your Board and committees on which he served.

	71	2003

Director, Principal Occupation, Other Directorships, Business Experience and Company Board and Committee Meeting Attendance	Age	Director of your company since

JULIA L. JOHNSON

Ms. Johnson is a member of the Audit and Nominating and Governance Committees. Ms. Johnson has been President of NetCommunications, LLC, a strategic consulting firm, since 2000. She is a director of MasTec, Inc. and of NorthWestern Corporation. Ms. Johnson is a member of the Department of Energy/National Association of Regulatory Utility Commissioners Energy Market Access Board. Ms. Johnson was Senior Vice President of Communications and Marketing for Milcom Technologies from 2000 to 2001. She was Chairman of the Florida Public Service Commission (the “Florida PSC”) from 1997 to 1999 and served as a Commissioner of the Florida PSC from 1992 to 1999.

2006 Attendance: Attended 21 of 22 meetings of your Board and committees on which she served.

	44	2003

TED J. KLEISNER

Mr. Kleisner is a member of the Executive and Management Compensation and Development Committees, and our Presiding Director. Mr. Kleisner has been the President and Chief Executive Officer of Hershey Entertainment and Resorts Company, an entertainment and hospitality company, since 2006. He is a director of Hershey Entertainment and Resorts Company and the American Hotel and Lodging Association. Mr. Kleisner is a former President of CSX Hotels, Inc. and former President of The Greenbrier Resort and Club Management Company, a resort management company. Mr. Kleisner is a member of the Executive Advisory Board for the Daniels College of Business at the University of Denver and a member of the Board of Trustees of the Culinary Institute of America.

2006 Attendance: Attended 12 of 12 meetings of your Board and committees on which he served.

	62	2001

STEVEN H. RICE

Mr. Rice is a member of the Audit and Executive Committees. Mr. Rice currently serves as Managing Director – New York of Gibraltar Private Bank & Trust, a federal savings bank. He was an attorney and bank consultant from 2001 to 2006. Mr. Rice is a former director of La Jolla Bank and La Jolla Bancorp, Inc., former President of La Jolla Bank, Northeast Region, former President and Chief Executive Officer of Stamford Federal Savings Bank, former President of the Seamen’s Bank for Savings and former director of the Royal Insurance Group, Inc.

2006 Attendance: Attended 19 of 19 meetings of your Board and committees on which he served.

	63	1986

GUNNAR E. SARSTEN Mr. Sarsten is a member of the Nominating and Governance Committee and Management Compensation and Development Committees. He has been a consulting professional engineer since 1994. Mr. Sarsten is a former President and Chief Operating Officer of Morrison Knudsen Corporation, former President and Chief Executive Officer of United Engineers & Constructors International, Inc. and former Deputy Chairman of the Third District Federal Reserve Bank in Philadelphia. 2006 Attendance: Attended 15 of 15 meetings of your Board and committees on which he served.	70	1992

MICHAEL H. SUTTON Mr. Sutton is the Chair of the Audit Committee. Mr. Sutton has been an independent consultant on accounting and auditing regulation since 1999. He is a director of American International Group, Inc. and Krispy Kreme Doughnuts, Inc. Mr. Sutton is a former Chief Accountant for the United States Securities and Exchange Commission and a former senior partner and National Director of Accounting and Auditing Professional Practice for Deloitte & Touche LLP. 2006 Attendance: Attended 19 of 19 meetings of your Board and committees on which he served.	66	2004

COMMITTEES OF YOUR BOARD OF DIRECTORS

Your Board currently has the following committees: Audit, Executive, Management Compensation and Development and Nominating and Governance. The current members and description of these committees are provided below.

Audit Committee.    The Audit Committee members include Michael H. Sutton (Chair), Eleanor Baum, Julia L. Johnson and Steven H. Rice. The Audit Committee, which is composed solely of independent directors, is responsible for, among other things, assisting your Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the independent auditors and our internal audit function, including the appointment, compensation, retention, and oversight of any independent registered public accounting firm. The Audit Committee operates pursuant to a written charter consistent with the applicable standards of the New York Stock Exchange (the “NYSE”) and the Securities and Exchange Commission (the “SEC”). A more detailed discussion of the purposes, duties and powers of the Audit Committee is found in the charter of the Audit Committee and is available on our website, www.alleghenyenergy.com, in the Corporate Governance section. Your Board has determined that each member of the Audit Committee is independent under both Rule 10A-3 under the Securities Exchange Act of 1934 and the applicable independence standards of the NYSE. Your Board also has determined that Mr. Sutton is an audit committee financial expert as defined under applicable law. Each member of the Audit Committee is financially literate and one or more members of the Audit Committee possesses accounting or related financial management expertise, as determined by your Board in its business judgment. The Audit Committee met thirteen times in 2006.

Executive Committee.    The Executive Committee members include Paul J. Evanson (Chair), H. Furlong Baldwin, Ted J. Kleisner and Steven H. Rice. The Executive Committee has, with certain exceptions, all of the powers of your Board when your Board is not in session. The Executive Committee did not meet in 2006.

Management Compensation and Development Committee.    The Management Compensation and Development Committee members include H. Furlong Baldwin (Chair), Cyrus F. Freidheim, Jr., Ted J. Kleisner and Gunnar E. Sarsten. The Management Compensation and Development Committee (the “Compensation Committee”), which is composed solely of independent directors, is responsible for, among other things, discharging your Board’s responsibilities relating to compensation of our executives and making recommendations to your Board with respect to management succession. The Compensation Committee operates pursuant to a written charter consistent with the applicable standards of the NYSE. The Compensation Committee has the authority under its charter to select and retain special counsel, experts or consultants. At the direction of the Compensation Committee and as further described in the Compensation Discussion and Analysis section below, we have engaged an independent compensation consultant (Towers Perrin) to assist the Compensation Committee in evaluating executive compensation programs and in setting executive officers’ compensation. Towers Perrin participates in certain Compensation Committee meetings and advises the Compensation Committee with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards. Towers Perrin has also provided advice to the Nominating and Governance Committee with respect to non-employee director compensation. A more detailed discussion of the responsibilities of the Compensation Committee is found in the charter of the Compensation Committee and is available on our website, www.alleghenyenergy.com, in the Corporate Governance section. Your Board has determined that each member of the Compensation Committee is independent under the applicable standards of the NYSE. The Compensation Committee met six times in 2006.

Nominating and Governance Committee.    The Nominating and Governance Committee members include Cyrus F. Freidheim, Jr. (Chair), Eleanor Baum, Julia L. Johnson and Gunnar E. Sarsten. Mr. Freidheim was appointed Chair of the Nominating and Governance Committee effective May 11, 2006. Mr. Sarsten served as the Chair of the Nominating and Governance Committee until May 11, 2006. The Nominating and Governance Committee, which is composed solely of independent directors, is responsible for, among other things, assisting your Board in fulfilling its oversight responsibilities with respect to matters of corporate governance, and identifying and recommending individuals to your Board for nomination as directors. The Nominating and Governance Committee operates pursuant to a written charter consistent with the applicable standards of the NYSE. A more detailed discussion of the responsibilities of the Nominating and Governance Committee is found in the charter of the Nominating and Governance Committee and is available on our website, www.alleghenyenergy.com, in the Corporate Governance section. Your Board has determined that each member of the Nominating and Governance Committee is independent under the applicable standards of the NYSE. The Nominating and Governance Committee met three times in 2006.

CORPORATE GOVERNANCE PRACTICES

Our Corporate Governance Commitment and Initiatives.    Your Board believes strongly that sound and effective corporate governance practices accompany and greatly aid our long-term business success. We are and always have been committed to the highest standards of corporate governance. Your Board also believes, and an outside service confirmed, that we are at the forefront of good corporate governance. Our governance policies and practices have led to a recent Corporate Governance Quotient score from Institutional Shareholder Services (“ISS”) in the 88.7 percentile for S&P 500 companies and the 89.5 percentile for companies in the utilities group. This means that we outperform approximately 90% of the other companies in terms of corporate governance, which includes director independence, audit matters, charter and bylaw matters, anti-takeover provisions, executive and director compensation, equity ownership and progressive governance practices.

Reflecting our commitment to continuous improvement, your Board reviews our governance practices on an ongoing basis to ensure that the practices promote stockholder value. This review has resulted in certain recent enhancements, including the adoption of a majority voting standard for the election of directors and the expansion of the role of the independent Presiding Director, which are described below along with other highlights of our corporate governance practices. Your Board also adopted a policy by which it can seek reimbursement of bonuses paid to our executive officers under certain conditions. This policy is described more fully below in the “Compensation Discussion and Analysis – Executive Compensation Related Policies and Practices – Potential Impact on Compensation due to Financial Restatement” section.

Nominating and Governance Committee.    Your Board formed the Nominating and Governance Committee to, among other things, consider and recommend candidates for Board vacancies, establish procedures for Board performance evaluations and review Board performance annually, review and make recommendations regarding Board leadership and the composition of all committees of your Board, monitor changes in applicable standards and developments in the corporate governance field generally, recommend, review and reassess our corporate governance principles and our Code of Business Conduct and Ethics, and report to your Board on matters of corporate governance. In identifying and recommending nominees for positions on your Board, the Nominating and Governance Committee places primary emphasis on the criteria set forth in our Corporate Governance Guidelines and such other factors as it deems appropriate. These factors may include integrity, compatibility, judgment, independence, experience and background in a relevant field, willingness to commit time and energy, and a genuine interest in the electric industry. Nominees recommended by our stockholders are given appropriate consideration in the same manner as other nominees. A report of the Nominating and Governance Committee is included in this proxy statement. The procedures for stockholders to submit nominees for director for consideration by the Nominating and Governance Committee are included in the Committee’s report and under “Advance Notice Procedures” below in this proxy statement. The charter of the Nominating and Governance Committee was last updated in December 2006 and is available on our website, www.alleghenyenergy.com, in the Corporate Governance section. Any amendments to the charter of the Nominating and Governance Committee will be made available on our website.

Majority Voting Standard for the Election of Directors.    Any nominee for election as a director in an uncontested election at an annual meeting of stockholders at which a quorum is present who receives a greater number of votes cast “withheld” for his or her election than “for” such election shall tender his or her resignation to the Nominating and Governance Committee of your Board for consideration. The Nominating and Governance Committee will consider any resignation and recommend to your Board whether to accept it. Your Board is required to take action with respect to the Nominating and Governance Committee’s recommendation and publicly disclose each such resignation and the related action taken by your Board. Additional details are set out in Article II, Section 6 of our bylaws, which are available on our website, www.alleghenyenergy.com, in the Corporate Governance section.

Executive Sessions of Non-Management Directors/Presiding Director.    The non-management directors met six times in executive session in 2006. Your Board has an independent Presiding Director who leads the meetings in executive session. The position of the Presiding Director is rotated every two years among the non-management members of your Board’s Executive Committee and the Chairs of your Board’s Management Compensation and

Development and Nominating and Governance Committees, with each term commencing with an annual meeting of our stockholders. Ted J. Kleisner, a non-management member of your Board’s Executive Committee, was appointed by your Board to serve as the Presiding Director commencing on May 11, 2006.

In December 2006, your Board further defined the role of the independent Presiding Director. The duties of the Presiding Director include the following:

•	presides at all meetings of your Board at which the Chairman is not present, including executive sessions of the independent directors;

•	serves as liaison between the Chairman and the independent directors;

•	provides input to management on information to be sent to your Board and approves information sent to your Board;

•	approves meeting agendas for your Board;

•	approves meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	has the authority to call meetings of the independent directors; and

•	if requested by major shareholders, ensures that he or she is available for consultation and direct communication.

Director Independence.    A substantial majority of the members of your Board historically have been independent, and key committees are comprised solely of independent directors. Your Board has adopted a Policy Regarding Director Independence Determinations (the “Director Independence Policy”) to assist your Board in determining director independence in accordance with applicable NYSE and SEC requirements. The Director Independence Policy requires your Board to make an annual determination regarding the independence of each of our directors and sets forth categorical standards for making these determinations that are consistent with the listing standards of the NYSE. In 2006, your Board made these determinations for each member of your Board, based on an annual evaluation performed and recommendations made by the Nominating and Governance Committee, and affirmatively determined that a majority of the current directors (all directors other than Mr. Evanson) are independent. Mr. Evanson is not considered an independent director because of his employment as our President and Chief Executive Officer.

In determining that each of the directors (other than Mr. Evanson) is independent, your Board considered the following business relationships, which it determined were immaterial to the directors’ independence. Your Board considered that your company and its subsidiaries in the ordinary course of business have, during the last three years, sold services to, and/or purchased products and services from, a company at which a director’s immediate family member is currently an executive officer. Your Board also considered that some directors were directors (but not officers) of companies or institutions to which we sold services or from which we purchased products and services during the last three years. In each case, the amount paid to or received from such a company in each of the last three years did not exceed the greater of $1 million or 2% of the consolidated gross revenue of that company, which is the threshold set forth in our Director Independence Policy. Your Board determined that none of the independent directors have ongoing relationships relevant to an independence determination that were inconsistent with the categorical standards in the Director Independence Policy and that none of the relationships that it considered impaired the independence of these directors.

The full text of our Director Independence Policy is attached as Annex A to this proxy statement. The entire Director Independence Policy is also available on our website, www.alleghenyenergy.com, in the Corporate Governance section. Any amendments to the Director Independence Policy will also be made available on our website.

Code of Business Conduct and Ethics.    Your Board has adopted a Code of Business Conduct and Ethics for the members of your Board and our officers, employees, agents, representatives, consultants and contractors in order to promote honest and ethical conduct and compliance with the laws, rules and regulations to which we are subject. All of our directors, officers and employees are expected to be familiar with the Code of Business

Conduct and Ethics and to adhere to its principles and procedures. The Code of Business Conduct and Ethics was last updated in December 2006 and is available on our website, www.alleghenyenergy.com, in the Corporate Governance section. Any amendments to, or waivers from, certain provisions of the Code of Business Conduct and Ethics will be made available on our website.

Corporate Governance Guidelines.    Your Board has adopted a comprehensive set of Corporate Governance Guidelines. These guidelines address a number of important governance issues including director independence, criteria for Board membership, expectations regarding attendance and participation at meetings, authority of your Board and committees to engage outside independent advisors as they deem appropriate, succession planning for the Chief Executive Officer and annual evaluations of Board performance. These guidelines require your directors to make every effort to attend meetings of your Board, meetings of committees of which they are members and annual meetings of our stockholders. All nine director nominees attended the 2006 annual meeting of stockholders held on May 11, 2006. Your Board met six times in 2006. In 2006, all directors attended more than 75% of the meetings of your Board and committees on which they served. The Corporate Governance Guidelines were last updated in February 2007 and are available on our website, www.alleghenyenergy.com, in the Corporate Governance section. Any amendments to the Corporate Governance Guidelines will be made available on our website.

Procedures for Communications to the Board of Directors, Audit Committee and Non-Management Directors.    Your Board has adopted procedures for our stockholders, employees and other interested parties to communicate concerns regarding accounting, internal accounting controls or auditing matters to your Board or the Audit Committee, and other matters to your Board or the non-management directors. All communications received will be kept confidential, and employees may communicate concerns regarding questionable accounting, internal accounting controls or auditing matters or other matters on an anonymous basis.

The non-management directors have approved the following procedures for communication to your Board, Audit Committee and non-management directors. Stockholders, employees and other interested parties may send communications regarding accounting, internal accounting controls or auditing matters to our General Counsel, at 800 Cabin Hill Drive, Greensburg, Pennsylvania 15601-1689 (Fax No.: (724) 853-4260, E-mail: communications@alleghenyenergy.com), or by anonymously contacting our Call2Line, a third-party ethics and compliance line, at 1-877-922-2552. Communications regarding accounting, internal accounting controls or auditing matters also may be provided directly to the Audit Committee by mail to: Allegheny Energy, Inc. Audit Committee, c/o General Counsel, 800 Cabin Hill Drive, Greensburg, Pennsylvania 15601. All mail sent to the Audit Committee at this address will promptly be forwarded, unopened, to the Audit Committee Chair. All communications received at the Call2Line regarding other matters and directed to the attention of your Board, the non-management directors or the Audit Committee will be forwarded to our General Counsel and the Corporate Compliance Officer. The communications will be distributed prior to the next scheduled executive session, Board or Audit Committee meeting, as applicable. These procedures were last updated in December 2006 and are available on our website, www.alleghenyenergy.com, in the Corporate Governance section. Any amendments to these procedures will be made available on our website.

Committee Charters.    The charters of the Audit, Nominating and Governance, and Management Compensation and Development Committees are available on our website, www.alleghenyenergy.com, in the Corporate Governance section. Any amendments to the charters will be made available on our website. Your Board continues to monitor guidance from the SEC, the NYSE and other relevant agencies regarding corporate governance procedures and policies, and will continue to assess these charters to ensure full compliance with applicable requirements.

In addition to being available on our website, www.alleghenyenergy.com, printed versions of our corporate governance documents, including the Corporate Governance Guidelines, Code of Business Conduct and Ethics, Policy Regarding Director Independence Determinations, and Procedures for Communications to the Board of Directors, Audit Committee and Non-Management Directors, as well as the charters of the Audit, Nominating and Governance, and Management Compensation and Development committees, are available to our stockholders upon request made to the attention of the Secretary of the company.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on your Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to your company, as well as the skill-level required of members of your Board.

Cash Compensation Paid to Non-employee Directors

Each non-employee director receives (a) $25,000 in annual retainer fees, (b) $1,250 for each Board meeting attended and (c) $1,250 for each committee meeting attended, except that each member of the Audit Committee receives $1,500 for each meeting of the Audit Committee attended. The Chair of the Audit Committee receives an additional fee of $12,500 per year, and the Chairs of the Management Compensation and Development and Nominating and Governance Committees each receive an additional fee of $8,000 per year. Effective January 1, 2007, the Presiding Director will also receive an additional fee of $8,000 per year.

Stock Related Compensation Paid to Non-employee Directors

Under our Non-Employee Director Stock Plan, each non-employee director is entitled to receive 1,000 shares of our common stock each quarter. We also will issue the same number of shares of our common stock to any non-employee director whose services are terminated during a quarter as a result of death or disability.

Nonqualified Deferred Compensation for Non-employee Directors

Under an unfunded deferred compensation plan, a non-employee director may elect to defer receipt of all or part of his or her director’s fees and receipt of our common stock. The deferred compensation plan permits each non-employee director to direct the investment of any deferred cash compensation into either an interest bearing account or a phantom stock fund, which constitutes a notional investment in our common stock. Amounts invested by a director in the phantom stock fund will be credited to a bookkeeping account that is further credited or debited over time depending on the performance of our common stock. Any director who directs any portion of his or her deferred cash compensation to the phantom stock fund will be entitled to receive cash in an amount equal to the balance of his or her phantom stock fund account at such time as it becomes payable, in accordance with the terms of the deferred compensation plan.

Director Compensation Table

The following table describes the compensation arrangements with our non-employee directors for the 2006 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	Total ($)
H. Furlong Baldwin	$46,750	$157,000	$0	$1,513	$205,263
Eleanor Baum	$54,250	$157,000	$0	$0	$211,250
Cyrus F. Freidheim, Jr.	$47,167	$157,000	$0	$1,342	$205,509
Julia L. Johnson	$54,250	$157,000	$0	$2,507	$213,757
Ted J. Kleisner	$38,750	$157,000	$0	$0	$195,750
Steven H. Rice	$52,000	$157,000	$0	$0	$209,000
Gunnar E. Sarsten	$45,833	$157,000	$0	$16,161	$218,994
Michael H. Sutton	$64,500	$157,000	$0	$0	$221,500

(1)

The amounts in this column are the amounts of compensation cost recognized by us for financial statement purposes during the fiscal year ended December 31, 2006 related to stock awards in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”). Assumptions used in the calculation of these amounts are reflected in Note 2 to your company’s consolidated financial statements for the year ended December 31, 2006 included in your company’s Annual Report on Form 10-K filed with the SEC on February 27, 2007.

As of December 31, 2006, the following directors had vested but deferred shares of our common stock, including any additional shares of our common stock credited as a result of reinvestment of dividends: Mr. Baldwin, 7,200; Dr. Baum, 1,000; Mr. Freidheim, 10,400; Ms. Johnson, 7,200; Mr. Kleisner, 8,891, Mr. Rice, 14,954; Mr. Sarsten, 14,660; and Mr. Sutton, 8,800.

(2)	Between 1999 and 2001, we granted stock options to our non-employee directors. In connection with these stock option grants, the following directors had unexercised options that were exercisable as of December 31, 2006: Dr. Baum, Mr. Rice and Mr. Sarsten each had options to purchase 3,000 shares with an exercise price of $33.5625 and an option expiration date of September 2, 2009 and options to purchase 20,000 shares with an exercise price of $42.3125 and an option expiration date of December 7, 2010. Mr. Kleisner also had 20,000 unexercised options with an exercise price of $39.30 and an option expiration date of October 4, 2011.

(3)	The amounts in this column reflect any above-market interest attributed to an unfunded deferred compensation plan. The amounts equal the amount of the actual interest earned on any deferred compensation that exceeds 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Code) and calculated using a quarterly rate that corresponds to the quarterly rate specified by the deferral plan.

The amounts in this column do not include any compensation attributed to any change in the actuarial present value of any pension plan because the non-employee directors do not participate in any of our pension plans.

REPORT OF THE NOMINATING AND GOVERNANCE COMMITTEE

The role of the Nominating and Governance Committee (the “Governance Committee”) is to assist your Board in fulfilling its oversight responsibilities with respect to matters of corporate governance and to identify and recommend individuals to your Board for nomination as directors. The Governance Committee operates under a written charter adopted by your Board. All members of the Governance Committee are independent under the applicable independence standards of the NYSE and the company’s Policy Regarding Director Independence Determinations.

The Governance Committee approved and recommended to your Board the director nominees standing for election at our 2007 annual meeting of stockholders based on the criteria set forth in the Corporate Governance Guidelines. The Governance Committee recommended the nominations of H. Furlong Baldwin, Eleanor Baum, Paul J. Evanson, Cyrus F. Freidheim, Jr., Julia L. Johnson, Ted J. Kleisner, Steven H. Rice, Gunnar E. Sarsten and Michael H. Sutton to stand for re-election at the 2007 annual meeting. In evaluating and recommending nominees for positions on your Board, the Governance Committee may, but is not required to, consider nominees proposed by management and will also consider nominees recommended by stockholders. Stockholders who wish to submit nominees for director for consideration by the Governance Committee for election at the 2008 annual meeting of stockholders may do so by submitting in writing the nominees’ names, in compliance with the procedures and along with the information required by our bylaws, to the Secretary of the Company at its principal executive office not less than 90 nor more than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. The Company’s Corporate Governance Guidelines and bylaws are available on our website, www.alleghenyenergy.com, in the Corporate Governance section.

CYRUS F. FREIDHEIM, JR., Chair

ELEANOR BAUM

JULIA L. JOHNSON

GUNNAR E. SARSTEN

The following Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or any portion hereof into any filing under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, and shall not otherwise be deemed filed thereunder.

REPORT OF THE AUDIT COMMITTEE

Your Board maintains an Audit Committee, composed of at least three directors, all of whom meet the applicable independence and financial literacy criteria. The Audit Committee operates under a written charter adopted by your Board. All members of the Audit Committee are independent under Rule 10A-3 of the Securities Exchange Act of 1934, the applicable independence standards of the NYSE and the Company’s Policy Regarding Director Independence Determinations.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the effectiveness of internal controls over financial reporting. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, is responsible for planning and conducting an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), and expressing opinions on the Company’s financial statements, on the effectiveness of the Company’s internal control over financial reporting and on management’s assessment of the effectiveness of internal control over financial reporting.

The Audit Committee performs an oversight function for your Board. In accordance with its charter, the Audit Committee assists your Board in its oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditors’ qualifications and independence; and

•	the performance of the independent auditors and the Company’s internal audit function.

The Audit Committee has reviewed the audited financial statements in the 2006 Annual Report on Form 10-K with management, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and clarity of the disclosures. The Audit Committee has reviewed with the Director of the Company’s internal audit department and PwC the overall scope and plans for their respective audits and has met with the internal audit director and PwC, with and without management present, to discuss audit results, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee has also reviewed PwC’s judgments as to the quality, and not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under standards of the PCAOB, including the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as currently in effect. The Audit Committee has also discussed with PwC its independence from management and from the Company, including the contents of PwC’s letter delivered pursuant to Independence Standards Board, Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect and as recently supplemented to reflect the existence of a contingent fee arrangement. PwC confirmed that it is an independent accounting firm with respect to the Company under applicable standards.

The members of the Audit Committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee necessarily rely on the information provided to them by management and the independent accountants. Accordingly, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the PCAOB, that the financial statements are presented fairly in conformity with accounting principles generally accepted in the United States of America or that the Company’s auditors are in fact “independent.”

In reliance on the discussions and reviews described above, the Audit Committee recommended to your Board, and your Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

The Audit Committee has appointed PwC, subject to stockholder ratification, as the Company’s independent registered public accounting firm for the fiscal year 2007.

MICHAEL H. SUTTON, Chair

ELEANOR BAUM

JULIA L. JOHNSON

STEVEN H. RICE

AUDIT AND OTHER FEES

The Audit Committee, with the ratification of our stockholders, engaged PwC to perform an annual audit of our financial statements for the fiscal year ended December 31, 2006. Provided below are fees billed by PwC in connection with the audit, audit-related, tax and other services, for 2006 and 2005. All services provided to us by PwC require the prior review and approval of the Audit Committee.

	2006	2005
Audit Fees (a)	$4,270,674	$5,005,362
Audit Related Fees (b):
SAP Pre-Implementation Review	$451,783	$—
Benefit Plan Audits (c)	200,934	213,075
Agreed Upon Procedures in Connection with Debt Offerings	15,233	116,271
Other (d)	57,859	29,000

Total Audit Related Fees	$725,809	$358,346

Tax Fees	$0.00	$0.00
All Other Fees	$0.00	$0.00

Total	$4,996,483	$5,363,708

(a)	Consists primarily of fees and expenses for the integrated audit of the consolidated financial statements and quarterly reviews of Allegheny Energy, Inc. This amount also includes fees and expenses for the audit of certain subsidiaries. For 2006, this amount includes $1,528,650 paid in 2007, and for 2005, this amount includes $2,011,026 paid in 2006.

(b)	Fees and expenses for audit-related services rendered in 2006 include $121,775 paid in 2007. Fees and expenses for audit-related services rendered in 2005 include $42,700 paid in 2006.

(c)	Paid directly by the benefit plan trusts.

(d)	Other Audit Related Fees for 2006 include $48,859 for attest services not required by statute or regulation and $9,000 for software license fees. Other Audit Related Fees for 2005 includes $20,000 for reproduction of certain audit workpapers and $9,000 for software license fees.

The following discussion and analysis contains statements regarding future individual and company performance objectives, factors and targets. These objectives, factors and targets are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

COMPENSATION DISCUSSION AND ANALYSIS

Overall Objectives of Our Compensation Programs

We compensate our executive officers through a mix of short-term and long-term compensation designed to meet the following key objectives:

•	Create a strong link between executive compensation and total return to stockholders;

•

Offer compensation opportunities that are competitive with the median level of opportunity in the marketplace when performance is at target levels, with increased compensation opportunities for a higher level of performance;

•	Attract and retain key executives critical to our success; and

•	Ensure internal compensation equity by maintaining a reasonable relationship between compensation and the duties and responsibilities of each executive position.

Our executive compensation program is directed by the Management Compensation and Development Committee of your Board (the “Compensation Committee”), which believes that a significant portion of compensation should be linked to our performance. To that end, our executive compensation, and particularly incentive compensation, is designed to support our performance objectives. For a discussion regarding our 2006 performance objectives, see “Compensation Elements for Named Executive Officers – Annual Incentives” below.

Peer Group and Targeted Competitiveness

To ensure that our salary structure and total compensation continue to be competitive, and aligned with our compensation philosophy objectives, our Compensation Committee compares the compensation program for our executive officers, including our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and our three other most highly paid executive officers named in the Summary Compensation Table (collectively, the “Named Executive Officers”), annually to programs of companies in our peer group. The 2006 peer group included 24 energy sector companies listed below. Information regarding compensation practices at these companies is part of a proprietary energy services industry compensation database developed and provided to us by Towers Perrin, our independent compensation consultant.

Companies included in the 2006 peer group are: Ameren Corporation, American Electric Power Company, Inc., Calpine Corporation, Centerpoint Energy, Inc., Cinergy Corporation, Constellation Energy Group, Inc., Dominion Resources, Inc., Entergy Corporation, Exelon Corporation, FirstEnergy Corporation, FPL Group, Inc., KeySpan Corporation, Louisville Gas and Electric Energy LLC (LG&E), MidAmerican Energy Holdings Company, Mirant Corporation, Oklahoma Gas and Electric Energy Corporation (OGE), Pinnacle West Capital Corporation, Public Service of New Mexico Resources (PNM), Pepco Holdings, Inc., Pennsylvania Power & Light Company (PPL), Public Service Enterprise Group, Inc. (PSE&G), Puget Energy, Inc., TXU Corp. and Sempra Energy.

Your company is an energy business that owns and operates electric generation facilities and delivers electric services to customers in four states, and this complexity was taken into consideration when determining the peer group. We also believe that the size of our organization should be reflected in how compensation is determined. Therefore, we adjusted comparative compensation of the peer group companies based on size. This technique is used to ensure that the developed market data are appropriate for a company of our size, as the median revenues of the peer group companies were higher than our 2006 revenues.

The compensation comparison also involves matching select executive positions, including the Named Executive Officers, to the survey benchmark positions with comparable duties and responsibilities. We currently target the 50th percentile of the market in determining the competitive level for all elements of our compensation program for our Named Executive Officers, including: base salary, annual incentive awards, total cash compensation, long-term incentives and total direct compensation. However, we ultimately may provide compensation that varies from these targeted amounts depending upon the executive officer’s existing employment arrangements, individual performance, level of responsibility, tenure, internal equity considerations, our overall performance and/or business unit performance and the need to attract specific candidates. Moreover, as discussed below, compensation for the majority of the Named Executive Officers was largely fixed for a three to five-year period in 2003, at a critical time for our company.

The compensation levels for the majority of our Named Executive Officers were established in 2003, during a period in which we were experiencing severe business, financial and accounting difficulties and after we announced that if we were unable to successfully complete negotiations with our lenders, we “would likely be obliged to seek bankruptcy protection.” Due to our challenging financial situation, it was imperative that we hired top performing executives with specific knowledge and experience. To do this in the context of our financial difficulties, we had to offer an above-market reward opportunity for successful performance in light of the risks involved. Accordingly, the components of compensation for our executive officers hired in 2003 were set at above-market opportunity levels, and the compensation paid to them in 2006 resulted principally from these 2003 arrangements. Since Mr. Evanson joined our company as our Chairman and CEO in June of 2003, we have achieved strong results for our stockholders. Since June 6, 2003, our stock price increased over 400%, creating approximately $6 billion of additional shareholder value and outperforming the industry and the broad market by a wide margin. To reflect the performance since Mr. Evanson and the new management team joined us, the graph provided on page 26 compares the cumulative total return on our common stock with the Dow Jones U.S. Electricity Index and the Standard & Poor’s 500 Index at each December 31 from 2002 to 2006.

Primarily because compensation arrangements made with certain executives in 2003 included significant incentives to induce them to accept employment when we were experiencing severe business, financial and accounting difficulties, the 2006 peer group data indicated that some of our executives were compensated above the median compensation levels for similar positions. The average compensation levels for our current Named Executive Officers for base salary, total cash compensation, and total direct compensation were approximately 8.7%, 13.3% and 28.5% above the amounts equivalent to the 50th percentile of the peer group data, respectively.

Mix of Compensation Elements

To be competitive with our peer group, we believe that it is necessary to provide a balanced compensation program that includes both short-term and long-term compensation, along with both cash and non-cash compensation. Base salary and cash awards under our Annual Incentive Plan (the “AIP”) comprise the short-term components of our compensation program and are paid in cash. Stock options under the Allegheny Energy 1998 Long-Term Incentive Plan (the “1998 Plan”) and stock units comprise the long-term components of our compensation program and are payable in company equity. Each of these elements are described in greater detail below under the heading “Compensation Elements for Named Executive Officers.” The short-term components of our compensation program are designed to reward annual achievements and be commensurate with the executive officer’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. The long-term components of our compensation program focus on motivating and challenging the executive officer to achieve superior, long-term, sustained results.

We currently allocate between short-term and long-term compensation, and between cash and non-cash compensation, taking into consideration the targeted levels of each element of the compensation program indicated by the survey data described above. We generally do not adhere to rigid formulas in determining the amount and mix of compensation elements. Targeted allocations between these various components of compensation, as indicated by the survey data, were considered when the original employment offers for certain Named Executive Officers were entered into in 2003 and 2004.

After obtaining the necessary regulatory approvals in 2004, we made long-term incentive grants to Messrs. Evanson, Goulding, Richardson, Gardner and Serkes according to their respective employment arrangements. These grants were intended to cover a three to five-year period, depending upon the executive officer, and were offered to these executives to induce them to accept employment in 2003 when we were experiencing severe business, financial and accounting difficulties. In 2004, we also granted long-term incentives to Mr. Dudzinski in connection with our employment offer to him.

In 2006, approximately 35% of Mr. Evanson’s total compensation was in the form of targeted short-term compensation (salary and annual incentives) and approximately 65% of his total compensation was in the form of targeted long-term equity compensation. In 2006, on average approximately 62% of the other current Named Executive Officers total compensation was in the form of targeted short-term compensation (salary and annual incentives) and approximately 38% of their total compensation was in the form of targeted long-term equity compensation. These long-term incentive percentages reflect valuations that were based on the grant date fair market value and allocated over multiple years (3-5) for each Named Executive Officer.

We believe that combined grants of stock options and stock units provide a better balance for executives between risk and potential reward than a grant of only stock options, and thus serve as an effective incentive to attract superior performers and for them to remain with us and continue that performance.

For Messrs. Evanson, Goulding, Richardson, Dudzinski and Serkes, allocation among the different types of long-term incentives was determined in 2003 and 2004 when their original employment offers were entered into with us. Mr. Gardner’s long-term incentive consists solely of stock options as a result of his original employment offer in 2003.

Compensation Elements for Named Executive Officers

Base Salary

Base salaries are typically reviewed annually, and adjusted to take into account individual performance, promotions and competitive compensation levels. In considering base salary levels, your Board or Compensation Committee, as applicable, gives most weight to benchmark data and the performance of each executive officer. Your Board or Compensation Committee, as applicable, also takes into consideration both our financial results and condition and our operating performance, including such factors as safety, efficiency, competitive position, customer satisfaction and stockholder return. Mr. Evanson’s 2006 base salary was increased by $40,100 on June 16, 2006 in accordance with the minimum salary adjustment required by his employment agreement. In 2006, the base salaries for Messrs Goulding and Richardson were increased by $50,000 each in connection with their respective promotions, performance, and increased responsibilities. In 2006, Mr. Dudzinski’s base salary was increased by $15,000 to reflect his performance.

Annual Incentives

Under the AIP, we provided award opportunities as an incentive for the achievement of company objectives. For 2006, the performance objectives included company-wide goals, and for those executive officers with specific business unit responsibilities, goals for their respective business units.

At the beginning of 2006, the Compensation Committee established corporate and business unit financial and operational objectives and weightings, as further described below. The business unit objectives, which differ among the Named Executive Officers, were based on their respective responsibilities. Of these objectives, the Key Performance Factors were set considering top quartile performance in the electric utility industry. The other objectives involve the achievement of significant milestones that are tied to restoring our financial stability and enhancing the total return to shareholders. The Compensation Committee set a target award for each Named Executive Officer that was based on comparable company practices and was expressed as a percentage of their base salary. The total target award is segmented into targeted objectives and performance factors. In 2006, the total target awards for the Named Executive Officers ranged from 45% to 100% of base salary. The targeted percentages for Messrs. Evanson, Goulding, Richardson, Dudzinski, Gardner and Serkes were 100%, 75%, 50%, 50%, 45%, and 100%, respectively. At the end of the performance year, this target award was then multiplied by the award percentage to determine the final award payout. In order to determine the award percentage, the Compensation Committee evaluated how each Named Executive Officer performed against his objectives and then, with input from the CEO, evaluated each executive officer’s individual performance. For the CEO and CFO, the Compensation Committee evaluated how they performed against their objectives and individual performance and then submitted its recommendations regarding their compensation to the independent directors for approval.

For 2006, executive officers could earn from zero to 200% of the target award under the AIP. For 2006, the total target awards for Messrs. Evanson, Goulding, Richardson, Dudzinski, Gardner and Serkes were $994,000, $316,730, $212,481, $155,337, $135,000, and $500,000, respectively. In addition to the performance objectives discussed above, the Compensation Committee set a performance threshold for 2006 of $80 million of adjusted net income. No award would be paid if this threshold was not achieved in 2006, regardless of the achievement with respect to any other objectives or factors.

The table below provides information regarding the 2006 performance objectives, Key Performance Factors and weighting for each Named Executive Officer.

Named Executive Officer	Corporate Objectives	Key Performance Factors		Department Objectives
		Corporate	Allegheny Energy Supply
Paul J. Evanson	50%	50%
Philip L. Goulding	40%	40%		20%
Jeffrey D. Serkes	40%	40%		20%
Edward Dudzinski	40%	40%		20%
Thomas R. Gardner	40%	40%		20%
Joseph H. Richardson	20%	20%	60%

The 2006 Corporate Objectives and weightings for each of the objectives are provided below:

Corporate Objectives/Weighting

•

Successful contract negotiations with our employees represented by the Utility Workers Union of America Local 102 which meets corporate business objectives and which contributes to the results of the key performance factors (25%)

•	Successful implementation of enterprise resource planning (ERP) software without business disruption, on time, and within budget (25%)

•	Rate Case – Secure a fuel recovery costs mechanism by December 2006 (25%)

•	Complete scrubber securitization for our Fort Martin power station and begin engineering for the scrubber installation at our Hatfield’s Ferry and our Fort Martin power stations (25%)

The 2006 Key Performance Factors for Corporate and Allegheny Energy Supply and the percentage allocations for each of the factors are described below. An Allegheny Power Key Performance Factor related to service unavailability is included in the overall Corporate Key Performance Factors; however, the remaining Allegheny Power Key Performance Factors are not provided below because they do not apply to the Named Executive Officers.

Named Executive Officer	Key Performance Factors/Weighting
	Corporate	Allegheny Energy Supply
Paul J. Evanson Philip L. Goulding Edward Dudzinski Thomas R. Gardner Jeffrey D. Serkes	• Adjusted net income (25%) [1] • O&M expense (25%) [2] • Service unavailability (25%) [3] • Generator availability (Super-critical power stations) (25%) [4]	N/A

Joseph H. Richardson	Same as the four Key Performance Factors listed above.	• Adjusted EBIT (25%) [5] • O&M Expense (25%) [6] • Generator Availability (Super-critical) (25%) [4] • OSHA Recordable Incident Rate (25%) [7]

[1]	The Allegheny Energy, Inc. adjusted net income goal, for a 100% payout, was $288.9 million.
[2]	The Allegheny Energy, Inc. O&M expense goal, for a 100% payout, was $737.6 million.
[3]	The Allegheny Power service unavailability goal, for a 100% payout, was 200 minutes.
[4]	The Allegheny Energy Supply generator availability goal, for a 100% payout, was 83.3%.
[5]	The Allegheny Energy Supply adjusted EBIT goal, for a 100% payout, was $454.0 million.
[6]	The Allegheny Energy Supply O&M expense goal, for a 100% payout, was $300.4 million.
[7]	The Allegheny Energy Supply OSHA Recordable Incident Rate goal, for a 100% payout, was 1.55.

The definitions of the 2006 Key Performance Factors are provided below:

Corporate Key Performance Factors/Definitions

•

Adjusted net income – The consolidated net income of Allegheny Energy, Inc. and its subsidiaries, as determined in accordance with generally accepted accounting principles (GAAP), adjusted to exclude the impact on net income of any changes in accounting principles, extraordinary items, non-recurring charges or gains, discontinued operations, regulatory and/or legislative changes, labor union disruptions and acts of God such as hurricanes.

•	O&M expense – The expenses of non-fuel operations and maintenance, including general and administration expenses.

•	Service unavailability – The number of minutes the average customer is without power during 2006, excluding major events as defined by state reliability reporting requirements.

•

Generator availability – The percentage of time that all super-critical power plants are available to generate power during 2006. The super-critical power plants are those that utilize steam pressure in excess of 3,200 pounds per square inch, which includes 80% of our coal-fired power plants.

Allegheny Energy Supply Key Performance Factors/Definitions

•	Adjusted EBIT – The adjusted earnings before interest and taxes of Allegheny Energy Supply.

•

O&M expense – The expenses of non-fuel operations and maintenance, including general and administration expenses. Only the expenses of Allegheny Energy Supply are taken into account and corporate services allocations are excluded.

•	Generator availability – The percentage of time that all super-critical power plants are available to generate power during 2006.

•	OSHA recordable incident rate – The rate of recordable incidents recordable under regulations of the U.S. Occupational Heath and Safety Administration for Allegheny Energy Supply during 2006.

In addition to the objectives described above, we established Departmental Objectives at the beginning of the plan year that are specific to some of our executive officers. These objectives are linked to the Corporate Objectives and Key Performance Factors.

As described above, the Compensation Committee set a performance threshold for 2006 of $80 million of adjusted net income. If that performance threshold is achieved, the executive officers are entitled to receive a maximum of 200% of their target incentive under the AIP for 2006. Actual payouts under the AIP are subject to reduction based on the level of achievement of other objectives and performance factors established by the Compensation Committee and at the discretion of your Board or Compensation Committee, as applicable. The level of achievement for each Corporate Objective, Key Performance Factor and Departmental Objective is assessed from zero to 200%. No award may exceed 200% of the target incentive under the AIP.

In assessing performance against the objectives and performance factors, the Compensation Committee considered actual results against the specific deliverables associated with each objective, the extent to which the objective was a significant goal for the organization, the expected difficulty of achieving the objective and whether any significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired results. The Compensation Committee assessed the level of achievement against each objective and performance factor and the executive officer’s individual performance, and then determined an overall assessment for each Named Executive Officer. For the CEO and CFO, the Compensation Committee conducted this assessment and then submitted its recommendations regarding their compensation to the independent directors for approval. The overall assessment for each Named Executive Officer determined the percent of the target award (the “award percentage”) that was paid to him under the AIP for 2006.

Taking into account the performance assessment discussed above, it was determined that award percentages for 2006 for Messrs. Evanson, Goulding, Richardson, Dudzinski, Gardner and Serkes were 141%, 126%, 120%, 135%, 137% and 129%, respectively. When determining the overall assessment of the Named Executive Officers, your Board or Compensation Committee, as applicable, considered factors relating to their individual performance, including performance that was not specifically measured through the objectives and performance factors under the AIP. Accordingly, the amounts awarded to Messrs. Evanson and Gardner were increased by approximately 12% and 6%, respectively, based on their individual performances, and those increases are reflected in their award percentages above. Awards under the AIP are shown in the Summary Compensation Table on page 27 under the column headed “Non-Equity Incentive Plan Compensation” to the extent attributable to meeting the objectives and performance factors, and in the column headed “Bonus” to the extent awards were increased based on individual performance not specifically measured through the objectives and performance factors under the AIP.

Each of the past four years we have achieved performance in excess of the target incentive level under the AIP but we have not achieved the maximum incentive level. The 2005 award percentages under the AIP ranged from 145% to 157% for the 2005 named executive officers.

Long-Term Incentive Grants

Stock Options

The employment arrangements entered into with our Named Executive Officers contemplated long-term incentive awards, including stock option grants under our 1998 Plan. Following our receipt of regulatory approval in February 2004, stock option grants were awarded to Messrs. Evanson, Goulding, Richardson, Gardner and Serkes according to their respective employment arrangements. The number of stock options was determined pursuant to the applicable employment agreement or offer letter. The grants made in connection with the employment offers vested over a period of three to five years. In August 2004, stock option grants also were awarded to Mr. Dudzinski in connection with his employment offer. In the future, we currently plan to award additional annual equity grants to the Named Executive Officers and key employees.

The stock options previously granted to the Named Executive Officers have an exercise price equal to the market price of our common stock at the date of their grant, a term of 10 years, and become exercisable in three or five equal annual installments beginning one year after the hire, grant or employment agreement or offer letter date. The grants were made in connection with our original employment offers to induce the Named Executive Officers to accept employment when we were experiencing severe business, financial and accounting difficulties. No additional stock options were issued in 2006 to the Named Executive Officers.

Stock Units

The employment arrangements entered into with some of our Named Executive Officers contemplated long-term incentive awards, including stock unit grants. Following our receipt of regulatory approval in February 2004, stock units were awarded to Messrs. Evanson, Goulding, Richardson, and Serkes. The number of stock units was determined pursuant to the applicable employment agreement. Mr. Dudzinski was granted stock units in 2004 in conjunction with his employment offer. Each stock unit represents one share of our common stock. Stock units will convert into shares of our common stock only if the Named Executive Officer continues to be employed by us when the restrictions lapse. Restrictions on the stock units granted to Named Executive Officers vary, but generally vest over a five-year period.

The grants were made in connection with our original employment offers and were made to induce the executives to accept employment when we were experiencing severe business, financial and accounting difficulties. No additional stock units were issued in 2006.

Deferred Compensation

Under the Nonqualified Deferred Compensation Plan, executive officers can elect to defer between zero and 100% of their annual AIP payout. This deferred salary amount is vested in a bookkeeping account on behalf of each executive officer and each may elect, in a manner prescribed by the Compensation Committee, to have a specified percentage of their account invested in one or more investment options, which are based on investment options available under our Employee Stock Ownership and Savings Plan. In addition, executive officers can elect to defer receipt of stock units under their stock unit agreements. With respect to payouts, the executive officers may elect to have their deferred compensation paid at a specified date or six months after their termination of employment with us. The deferred compensation plans are intended to provide a long-term savings opportunity on a tax-efficient basis. In 2006, none of the Named Executive Officers deferred receipt of their compensation.

Pension Benefits (the “Retirement Plan”)

We maintain a retirement plan that covers substantially all of our employees (the “Retirement Plan”), including the Named Executive Officers. The Retirement Plan is a noncontributory, trusteed pension plan designed to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Each covered employee is eligible for retirement at his or her normal retirement date (age 65), with early retirement permitted. The Retirement Plan is provided to executive officers to encourage them to remain employed with us, continue their work on behalf of our stockholders and to remain competitive with our peer group.

The benefit payable under the Retirement Plan is a function of the participant’s base annual rate and credited years-of-service. The base annual rate is defined as the lower of the participant’s highest base rate of pay as determined on the first day of the plan year or a participant’s highest average annual compensation during any sixty consecutive month period. Average annual compensation under the Retirement Plan includes base rate of pay, overtime, shift differential, premium pay, vacation and sick pay, and annual incentive compensation award. The normal form of benefit is a life annuity for unmarried participants and a joint 50% survivor annuity for married participants. A participant may elect out of the normal form of benefit and receive an actuarially-equivalent alternative form of benefit including a single life annuity (for a married participant) or a joint and survivor annuity with survivor benefit options of 25%, 33 1/3%, 66 2/3%, 75% and 100%, as selected by the participant. There is no lump sum benefit option and a participant may elect early retirement up to 10 years prior to the participant’s normal retirement age, subject to reduction of the retirement benefit to reflect the early commencement of the benefit prior to age 62. A participant has a fully vested benefit under the plan upon completing five years of service or reaching early retirement age.

Supplemental Executive Retirement Plan (the “SERP”)

We also offer a Supplemental Executive Retirement Plan (the “SERP”) to the Named Executive Officers and other senior managers. The amount of compensation that can be taken into account under the Retirement Plan is limited under the Code to $220,000 for 2006. As permitted by the Employee Retirement Income Security Act of 1974, as amended, the SERP allows the payment, out of general assets, to restore benefits to a level they otherwise would have been were it not for the limits established by the Internal Revenue Service (the “IRS”) for purposes of Federal tax policy. The SERP is provided to encourage our executive officers to remain employed with us, continue their work on behalf of our stockholders and to remain competitive with our peer group.

All Named Executive Officers, except Messrs. Evanson and Serkes, are participants in the SERP. In lieu of benefits under the SERP and pursuant to their employment agreement, Messrs. Evanson and Serkes are entitled to a lump sum cash payment of $66,667 and $41,667, respectively, for each month Mr. Evanson is employed by us and for each month Mr. Serkes was employed by us, which will be paid to Mr. Evanson upon the termination of his employment with us and to Mr. Serkes at age 55.

Under the SERP, each participating employee will receive a supplemental retirement benefit equal to their average compensation multiplied by the sum of: (a) 2% for each year of service up to 25; (b) 1% for each year of service from 26 to 30 and (c) 0.5% for each year of service from 31 to 40, less benefits paid under the Retirement Plan and less 2% for each year that a participating employee retires prior to his or her 60th birthday. Therefore, an employee’s maximum benefits under the SERP are 60% of average compensation, reduced as described in the preceding sentence. Average compensation under the SERP is defined as 12 times an employee’s average monthly compensation, plus any award paid under the AIP and other salary payments actually earned, whether or not payment is deferred, for the 36 consecutive calendar months constituting the period of highest average monthly compensation during the employee’s employment with us.

Except as otherwise set forth in employment agreements with certain executives and as described below, a SERP participant will be eligible to receive benefits under the SERP only if he or she has been credited with at least 10 years of service with us and has reached his or her 55th birthday. The Compensation Committee recommended and your Board approved the crediting of additional years of service under the SERP to compensate some of our Named Executive Officers for lost benefits under prior employers’ retirement plans, provided they satisfy specified minimum tenures of service with us. Following five years of service, Messrs. Goulding, Richardson, Gardner and Dudzinski will be credited with an additional five years under the SERP. Following ten years of service, Messrs. Goulding, Richardson and Gardner will be credited with an additional five years under the SERP. In addition, some of our Named Executive Officers are vested in the SERP and credited additional years of service under change in control or termination circumstances, as further described in the “Change-In-Control and Termination Payments” section on page 32.

The change in the pension value for the Named Executive Officers in 2006 under our Retirement Plan, SERP, or in the case of Messrs. Evanson and Serkes, their employment agreements, is shown in the Summary Compensation Table on page 27 under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column. The accumulated pension benefits for the Named Executive Officers under our Retirement

Plan, SERP, or in the case of Messrs. Evanson and Serkes, their employment agreements, are shown in the Pension Benefits Table on page 30.

Personal Benefits

We provide certain Named Executive Officers with personal benefits that the Compensation Committee believes are reasonable and competitive with other companies in the electric utility industry. These personal benefits for some of our Named Executive Officers include the use of a car leased by us and club memberships that are used almost exclusively for business. Our CEO may use our aircraft for personal travel on a limited basis, and such use primarily has been for commuting purposes. In addition, the other Named Executive Officers may use our aircraft for personal travel on a limited basis, with the approval of the CEO. On certain occasions, an executive officer’s spouse or other immediate family member has accompanied the executive on a flight. We report these incremental costs to the Company as personal benefits for the Named Executive Officers in the “All Other Compensation” column of the Summary Compensation Table on page 27.

In February 2007, the Compensation Committee recommended and your Board approved a revised policy with respect to personal use of our aircraft. The policy requires the CEO to lease the aircraft from your company for any personal use in excess of $275,000 per year and to pay the incremental costs of such personal flights up to the maximum established under Federal Aviation Administration rules.

Change-In-Control and Termination Payments

Under our agreements with the Named Executive Officers and provisions in our compensation plans, we provide specified benefits under certain change in control and termination conditions. The events that trigger payment were set in connection with our original employment offers to induce the Named Executive Officers to accept employment when we were experiencing severe business, financial and accounting difficulties. We believe these agreements and provisions help secure the continued employment of the Named Executive Officers and are important as recruitment and retention devices, as all or nearly all of the companies with which we compete for executive talent have similar protections in place for their executive officers. These payments are described below under the “Change-In-Control and Termination Payments” section.

Role of Executive Officers in the Compensation Process

The Compensation Committee annually reviews and approves compensation decisions relating to our executive officers, including those for the CEO and the other Named Executive Officers. The Compensation Committee submits its decisions regarding compensation, employment agreements or any amendments thereto, and severance or similar agreements or termination payments for the CEO and the CFO to the independent directors of your Board for ratification. The Compensation Committee also approves the compensation, employment agreements or any material amendments, and the severance or similar agreements or termination payments with respect to the other executive officers.

As directed by the Compensation Committee, our Vice President of Human Resources supports the Compensation Committee in its work. Furthermore, the CEO provides the Compensation Committee with a performance assessment of each Named Executive Officer (other than himself). The CEO also provides the Compensation Committee with specific recommendations on base salary, annual incentives and long-term incentives for each executive officer. While the Compensation Committee values the CEO’s observations with regard to other executive officers, the ultimate decisions or recommendations to your Board regarding executive compensation are made by the Compensation Committee.

Accounting and Tax Considerations on Executive Compensation

Section 162(m) of the Code

Section 162(m) of the Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers unless certain criteria are satisfied. The 1998 Plan contains provisions intended to ensure that certain restricted share awards and performance awards to these employees are exempt from the $1 million deduction limit; however, those provisions of the 1998 Plan, by their terms and under the applicable IRS ruling, expired as of May 14, 2003. New provisions can become effective only if first approved by the stockholders. Therefore, any future restricted stock or performance awards to covered employees will not be eligible for the exemption from the Section 162(m) limit unless the provisions are again approved by our stockholders. Any pending, but unvested, awards issued under such provisions prior to their expiration remain eligible for exemption from the Section 162(m) limit. In addition, stock unit awards to Messrs. Evanson, Goulding, Richardson, Dudzinski and Serkes under our Stock Unit Plan are not exempt from the $1 million deduction limit under Section 162(m) of the Code. We may, in the future, choose alternative methods, such as additional stock options, to compensate covered employees who would have received compensation under the terminated provisions of the 1998 Plan. While the Compensation Committee seeks to preserve deductibility where feasible, it retains the discretion to develop compensation elements and may approve, in the future, compensation that in some instances that is not fully deductible.

Section 280G of the Code

In addition, if any payment or benefit (including any acceleration of a payment or benefit) by us which exceeds the limitations of Section 280G of the Code, so that such payment or benefit would be subject to the excise tax imposed by Section 4999 of the Code, the executive officer will receive an additional payment in an amount so that after payment by the executive officer of all taxes, including, without limitation, any income taxes and excise taxes imposed upon the additional payment, the executive officer retains an amount equal to the excise tax imposed upon the payments.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, we began accounting for stock-based payments under our 1998 Plan in accordance with the requirements of Statement of Financial Accounting Standards No. 123R.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, we believe we are operating in good faith compliance with the statutory provisions which were effective January 1, 2005.

Executive Compensation Related Policies and Practices

Potential Impact on Compensation due to Financial Restatement

In 2006, your Board adopted a policy wherein, to the extent permitted by governing law, your Board will have the sole and absolute authority to seek reimbursement of annual incentive payments paid to any Named Executive Officer and certain other specified officers if the officer engaged in fraud or intentional misconduct that caused or partially caused the need for a restatement of financial results. In such an event, we will seek to recover the executive officer’s entire annual incentive payments for the relevant period. This policy is effective for any payments under our AIP to any Named Executive Officer and certain other specified officers after April 1, 2007.

We have an additional policy on the forfeiture of bonuses and other compensation if your Board determines that knowing misconduct by the CEO or CFO has occurred and caused our financial results to be restated. In this situation, your Board will take steps to secure reimbursement from the responsible CEO or CFO of (a) any bonus or incentive-based or equity-based compensation received by the responsible officer from us during the 12-month period following the first public issuance or filing with the SEC of the financial document containing the error and (b) any net profits realized by the responsible officer from the sale of our securities during the same 12-month period.

Stock Option Grant Policy and Policy for Determining the Timing of Equity Based Awards

Based on the recommendation of the Compensation Committee, in 2006, your Board adopted a stock option grant policy which requires the Compensation Committee or the independent directors of your Board, as applicable, to approve any stock option grants to executive officers, including the Named Executive Officers, in advance of or on the grant date. This approval requirement also applies to all stock option grants made in accordance with employment agreements. Stock option grants are approved at regularly scheduled Board or Compensation Committee meetings, except when special circumstances require otherwise.

For key employees other than the Named Executive Officers, the CEO has the discretion to approve stock option grants up to the available balance of the CEO’s discretionary pool of stock options, as authorized by the Compensation Committee. The CEO’s discretionary pool of stock options is currently set at 200,000. The Compensation Committee may restore (or increase) the balance of stock options available for grants from the CEO’s discretionary pool. Stock options approved by the CEO prior to the hire or promotion date for newly-hired or promoted employees must be granted as of the start or promotion date, provided that such date is during an open trading period under our insider trading policy. If such start or promotion date is not during an open trading period, the date of grant will be the first business day of the next open trading period. For all other stock options approved by the CEO, the date of grant will be as of the first business day of the next open trading period under our insider trading policy, except when special circumstances require otherwise.

Under our stock option grant policy, the exercise price of all stock option grants is equal to, or greater than, the closing price of the stock on the date of the grant. We have not and do not intend to reprice any stock options granted under the 1998 Plan.

Stock Ownership Requirements and Hedging Arrangements

We believe that direct ownership of stock facilitates executive officers’ continued commitment to our company. Therefore, we expect members of your Board and executive officers to own a significant equity interest in your company in accordance with our stock ownership guidelines. Under our stock ownership guidelines, the CEO, CFO and other executive officers are required to hold our common stock and stock units in amounts of three, two and one times their annual salary, respectively. Directors must hold six times their annual cash retainer in our common stock. Directors are ordinarily expected to acquire the required amount of our common stock or stock units within one year following election to your Board. Executive officers are ordinarily expected to acquire the required amount of common stock or stock units within three years following hire or promotion. Based on its review, the Nominating and Governance Committee has determined that, as of February 9, 2007, all directors and Named Executive Officers are in compliance with the requirements of our stock ownership guidelines.

Under our insider trading policy, insiders, including our directors and executive officers, may not engage in hedging of our stock. Under our policy, hedging includes transactions involving our common stock that allow the owner to lock in much of the value of the stock generally in exchange for all or part of the potential for upside appreciation in the stock.

Consideration of Compensation or Amounts Realizable From Prior Compensation in Setting Other Elements of Compensation

The Compensation Committee considers compensation realized or potentially realizable from prior compensation awards when setting compensation levels. Accordingly, the Compensation Committee considered current compensation and amounts realizable from prior compensation for each Named Executive Officer when determining the 2006 compensation for the Named Executive Officers.

REPORT OF THE MANAGEMENT COMPENSATION AND DEVELOPMENT COMMITTEE

The Management Compensation and Development Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis contained in this Proxy Statement with management and, based on the review and discussions, the Management Compensation and Development Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

H. FURLONG BALDWIN, Chair

CYRUS F. FREIDHEIM, JR.

TED J. KLEISNER

GUNNAR E. SARSTEN

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Management Compensation and Development Committee, during fiscal year 2006 or as of the date of this proxy statement, is or has been an officer or employee of our company and no executive officer of our company served on the compensation committee or board of any company that employed any member of our Management Compensation and Development Committee or Board.

PERFORMANCE GRAPH

4-Year Performance Graph

The graph set forth below compares the cumulative total return on our common stock with the Dow Jones U.S. Electricity Index and the Standard & Poor’s 500 Index at each December 31 from 2002 to 2006. The stock price performance included in this graph is not necessarily indicative of future stock price performance.

COMPARISON OF 4 YEAR CUMULATIVE TOTAL RETURN*

Among Allegheny Energy, Inc., The S & P 500 Index

And The Dow Jones US Electricity Index

	Cumulative Total Return
	12/02	12/03	12/04	12/05	12/06
Allegheny Energy, Inc.	100.00	168.78	260.71	418.65	607.28
S & P 500	100.00	128.68	142.69	149.70	173.34
Dow Jones US Electricity	100.00	125.07	155.53	181.76	219.67

* $100 invested on 12/31/02 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright© 2007. Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

www.researchdatagroup.com/S&P.htm

EXECUTIVE COMPENSATION

The table below provides information regarding compensation for our Chief Executive Officer, Chief Financial Officer and each of our other three highest paid executive officers for the year ended December 31, 2006 (collectively, the “Named Executive Officers”). In addition, the table includes information regarding our former Senior Vice President and Chief Financial Officer, who left our employment on July 7, 2006.

Amounts listed under the “Bonus” and “Non-Equity Incentive Plan Compensation” columns were determined by your Board or Compensation Committee, as applicable, at their February 23, 2007 meetings and were paid out shortly thereafter.

Summary Compensation Table (1)

Name and Principal Position	Year	Salary ($) (2)	Bonus ($) (3)	Stock Awards ($) (4)	Option Awards ($) (4)	Non-Equity Incentive Plan Compens- ation (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compens- ation ($) (7)	Total ($)
Paul J. Evanson, Chairman, President and Chief Executive Officer	2006	$975,647	$147,560	$3,732,702	$2,133,000	$1,252,440	$831,110	$257,373	$9,329,832

Philip L. Goulding, Senior Vice President and Chief Financial Officer	2006	$424,231	$0	$326,016	$1,061,388	$400,000	$87,301	$11,759	$2,310,695

Joseph H. Richardson, Chief Operating Officer Generation	2006	$426,885	$0	$218,028	$284,400	$255,000	$144,330	$10,189	$1,338,832

Edward Dudzinski, Vice President, Human Resources and Security	2006	$311,250	$0	$79,726	$196,000	$210,000	$83,978	$10,369	$891,323

Thomas R. Gardner, Vice President, Controller, Chief Accounting Officer and Chief Information Officer	2006	$300,000	$10,850	$0	$353,794	$174,150	$55,191	$8,966	$902,951

Jeffrey D. Serkes, Former Senior Vice President and Chief Financial Officer (8)	2006	$297,236	$0	$609,240	$657,109	$332,534	$292,071	$28,076	$2,216,266

(1)	The compensation shown is for all services in all capacities to your company and its subsidiaries. All salaries, annual incentives and long-term payouts of these executive officers are paid by Allegheny Energy Service Corporation, a subsidiary of your company.

(2)	The amounts in this column represent the 2006 base earnings for the year. Mr. Evanson’s 2006 base salary was increased by $40,100 on June 16, 2006 in accordance with the minimum salary adjustment required by his employment agreement. In 2006, Messrs. Goulding’s and Richardson’s base salaries increased by $50,000 in connection with their increased responsibilities, performance and promotions. In 2006, Mr. Dudzinski’s base salary increased by $15,000 to reflect his performance.

(3)	The bonus award was based upon 2006 performance and was paid in 2007. The amounts in this column represent the increases in short-term awards under the AIP attributable to individual performance, including performance not specifically measured through the objectives and performance factors under the AIP.

(4)	The amounts in the “Stock Awards” and “Option Awards” columns are the amounts of compensation cost recognized by us for financial statement purposes during the fiscal year ended December 31, 2006 related to stock unit and stock option awards in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”), except that the amounts in this table do not reflect the forfeitures discount mandated by FAS 123R. Assumptions used in the calculation of these amounts are reflected in Note 2 to your company’s consolidated financial statements for the year ended December 31, 2006 included in your company’s Annual Report on Form 10-K filed with the SEC on February 27, 2007.

(5)	Incentive awards are based upon 2006 performance and were paid in 2007. The amounts in this column represent short-term awards paid under the AIP, excluding any amounts reflected in the “Bonus” column.

(6)	The amounts in this column reflect the change in the actuarial present value of the Named Executive Officer’s accumulated benefit under all defined benefit and actuarial pension plans. These amounts include amounts attributable to (i) the Retirement Plan and (ii) the SERP for all Named Executive Officers, except Messrs. Evanson and Serkes. For Messrs. Evanson and Serkes, and pursuant to their employment agreements, these amounts include amounts attributable to a lump sum cash payment of $66,667 and $41,667, respectively, for each month that Mr. Evanson is employed by us and for each month Mr. Serkes was employed by us. The amounts are valued at September 30, 2006, which is the same pension plan measurement date used for financial reporting purposes as of our last completed fiscal year.

For 2006, the Named Executive Officers did not have any earnings attributed to non-qualified deferred compensation plans. Because the number of shares issued at the end of the deferral period is equal to the number of shares as to which the Named Executive Officer deferred receipt, we have not treated the appreciation in value of any deferral account as “above market” compensation. Accordingly, the amount is not included in the Summary Compensation Table.

(7)	The amounts in this column include the aggregate incremental cost to us of providing personal benefits to the Named Executive Officers. The personal benefits in this column include, for Mr. Evanson, $242,797 for the personal use of our aircraft, and $1,729 for the use of a company automobile; and, for Mr. Serkes, $15,461 for the personal use of our aircraft, and $2,977 for the use of a company automobile. The amounts in this column also include the premium paid for our group life insurance plan and our contribution for the Employee Stock Ownership and Savings Plan, medical and dental premium reimbursements, and executive physicals paid for by us respectively, as follows: Mr. Evanson, $3,384, $6,300, $1,799 and $1,364; Mr. Goulding, $3,046, $6,300, $2,413 and $0; Mr. Richardson, $3,046, $6,300, $0 and $843; Mr. Dudzinski, $2,139, $6,300, $1,930 and $0; Mr. Gardner, $2,030, $4,523, $2,413 and $0; and Mr. Serkes, $1,974, $6,300, $1,364 and $0.

We valued the above personal benefits as summarized below.

Company Aircraft – Our CEO may use our aircraft for personal travel on a limited basis, and such use primarily has been for commuting purposes. In addition, the other Named Executive Officers may use our aircraft for personal travel on a limited basis, with the approval of the CEO. We valued the personal use of our aircraft for purposes of compensation disclosure, based on the variable cost per flight hour, as well as other direct out of pocket expenses. Variable costs included fuel, maintenance, weather monitoring, on-board catering and other miscellaneous variable costs. Direct out of pocket expenses included landing, parking and certain hangar storage expenses, crew travel expenses and passenger ground transportation. Fixed costs which do not change based on usage, such as our operator’s management fee and the cost of maintenance not related to trips, were excluded. For purposes of compensation disclosure, we also included any expenditure related to the personal use of a chartered aircraft when our aircraft was unavailable.

Company Automobile – A company automobile is provided to Mr. Evanson for business and personal use. A company automobile was also provided to Mr. Serkes for business and personal use until his resignation on July 7, 2006. Based on Internal Revenue Service regulations, personal use of an automobile was valued based on the cost of the annual lease for compensation disclosure purposes.

Other – In 2006, we also valued all other personal benefits based on the aggregate incremental cost to us.

(8)	Mr. Serkes resigned from his employment with us on July 7, 2006.

Grants of Plan-Based Awards

The following table sets forth information concerning estimated future payouts under our AIP at specified levels of achievement. No other grants or awards were provided to the Named Executive Officers during the fiscal year ended December 31, 2006.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
		Threshold ($)	Target ($)	Maximum ($)
Paul J. Evanson	2/24/06	$0	$994,000	$1,988,000
Philip L. Goulding	2/24/06	$0	$316,730	$633,460
Joseph H. Richardson	2/24/06	$0	$212,481	$424,962
Edward Dudzinski	2/24/06	$0	$155,337	$310,674
Thomas R. Gardner	2/24/06	$0	$135,000	$270,000
Jeffrey D. Serkes (2)	2/24/06	$0	$500,000	$1,000,000

(1)	The Named Executive Officer may earn from zero to 200% of their respective target awards for 2006 under our AIP. Targets are based on a percentage of base salary. For 2006, the above target opportunities existed as of December 31, 2006. See “Compensation Discussion and Analysis – Compensation Elements for Named Executive Officers – Annual Incentives,” for information regarding the criteria applied in determining the amounts payable under award opportunities provided in 2006. The actual amounts paid with respect to these awards are included in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table.

(2)	For Mr. Serkes, amounts represent target opportunities prior to the termination of his employment with us on July 7, 2006.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options and stock units held by the Named Executive Officers at December 31, 2006:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Paul J. Evanson	900,000	600,000	$13.35	2/18/2014	819,776	$37,635,916
Philip L. Goulding	447,841	298,562	$13.35	2/18/2014	60,000	$2,754,600
Joseph H. Richardson	120,000	80,000	$13.35	2/18/2014	43,970	$2,018,663
Edward Dudzinski	50,000	75,000	$14.70	8/9/2014	15,000	$688,650
Thomas R. Gardner	149,280	99,521	$13.35	2/18/2014	—	—
Jeffrey D. Serkes (4)	—	—	—	—	—	—

(1)	For Mr. Evanson, 300,000 stock options vest on each of June 9, 2007 and June 9, 2008. For Mr. Goulding, 149,281 stock options vest on each of October 13, 2007 and October 13, 2008. For Mr. Richardson, 40,000 stock options vest on each of August 25, 2007 and August 25, 2008. For Mr. Dudzinski, 25,000 stock options vest on each of August 9, 2007, August 9, 2008 and August 9, 2009. For Mr. Gardner, 49,760 stock options vest on October 13, 2007 and 49,761 stock options vest on October 13, 2008.

(2)	The option exercise price per share is equal to the closing price of our common stock as reported on the NYSE on the date of grant.

(3)	Market value is determined based on the closing price of our common stock on December 29, 2006 as reported on the NYSE and equals the closing price multiplied by the number of shares underlying the grants.

(4)	Mr. Serkes resigned from his employment with us on July 7, 2006.

Option Exercises and Stock Vested

The following table sets forth information concerning the exercises of stock options and the vesting of stock awards by the Named Executive Officers during 2006:

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Paul J. Evanson	—		—		409,888	$15,178,145
Philip L. Goulding	—		—		30,000	$1,228,350
Joseph H. Richardson	—		—		21,985	$913,375
Edward Dudzinski	—		—		5,000	$206,600
Thomas R. Gardner	—		—		—	—
Jeffrey D. Serkes (2)	550,000	(3)	$15,220,565	(4)	238,265	$8,882,519

(1)	Value is determined by using the average of the high and low trading prices of our common stock on the NYSE on the date of vesting.

(2)	Mr. Serkes resigned from his employment with us on July 7, 2006.

(3)	Represents the total number of shares exercised over a period from August 1, 2006 through September 22, 2006. According to the 1998 Plan, Mr. Serkes had 90 days from date of the termination of his employment to exercise all vested stock options.

(4)	Value is determined based on the price for the underlying stock on the day of sale less the exercise price ($13.35 per share). The actual sales price ranged from $39.30 to $42.50 for the period August 1, 2006 through September 22, 2006.

Pension Benefits (1)

The following table provides information regarding benefits available to the Named Executive Officers under our Retirement Plan and SERP, or in the case of Messrs. Evanson and Serkes, their employment agreements:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (3)
Paul J. Evanson	Payment in lieu of SERP (2)	3.3	$2,600,013
	Retirement Plan	3.3	$103,753

Philip L. Goulding	Retirement Plan	3.0	$43,609
	SERP	3.0	$185,299

Joseph H. Richardson	Retirement Plan	3.1	$81,444
	SERP	3.1	$285,239

Edward Dudzinski	Retirement Plan	2.2	$47,358
	SERP	2.2	$106,737

Thomas R. Gardner	Retirement Plan	3.0	$47,592
	SERP	3.0	$115,891

Jeffrey D. Serkes	Payment in lieu of SERP	3.0	$983,167	(4)

(1)	Pension benefits are valued at September 30, 2006, which is the same pension plan measurement date used for financial reporting purposes as of our last completed fiscal year. See “Compensation Discussion and Analysis – Compensation Elements for Named Executive Officers – Supplemental Executive Retirement Plan (the “SERP”)” on page 21 for a discussion of the material elements of the SERP. Also see “Compensation Discussion and Analysis – Compensation Elements for Named Executive Officers – Pension Benefits (the “Retirement Plan”)” on page 20 for a discussion of the material elements of the Retirement Plan.

(2)	In lieu of benefits under the SERP and pursuant to his employment agreement, Mr. Evanson is entitled to a lump sum cash payment of $66,667 for each month that he is employed by us, to be paid on the termination of his employment with us.

(3)	For the Retirement Plan and SERP, the amount represents the present value of a single life annuity payable at the later of the earliest age eligible for an unreduced benefit under each plan or the age of the executive officer as of September 30, 2006, which is the same pension plan measurement date used for financial reporting purposes as of our last completed fiscal year. The earliest age eligible for an unreduced benefit is 62 for the Retirement Plan and 60 for the SERP. The present value amounts were calculated using a 6% interest rate and the post-retirement mortality assumption is based on the RP-2000 Male Table. The benefits payable under the Retirement Plan and SERP are consistent with the assumptions as described in Note 10 to your company’s consolidated financial statements for the year ended December 31, 2006 included in your company’s Annual Report on Form 10-K filed with the SEC on February 27, 2007. All results shown are estimates since the actual payments and benefits can only be determined at the time of the executive officer’s separation from your company.

(4)	Mr. Serkes resigned from his employment with us on July 7, 2006. In lieu of benefits under the SERP and pursuant to his employment agreement, Mr. Serkes is entitled to a lump sum cash payment of $1.5 million that will be paid to him at age 55.

Nonqualified Deferred Compensation (1)

The following table provides information regarding the nonqualified deferred compensation earnings, withdrawals and balances for the Named Executive Officers:

Name	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($) (3)	Aggregate Balance at Last FYE ($) (4)
Paul J. Evanson	$4,410,392	$30,356,290	$0
Philip L. Goulding	$0	$0	$0
Joseph H. Richardson	$435,087	$1,826,750	$0
Edward Dudzinski	$0	$0	$0
Thomas R. Gardner	$0	$0	$0
Jeffrey D. Serkes (5)	$3,006,432	$11,657,888	$4,922,470

(1)	Under previously executed deferral elections, Messrs. Evanson and Richardson received distributions on June 9, 2006 and August 25, 2006, respectively. The average of the high and low stock prices on the NYSE on the date of distribution for Messrs. Evanson and Richardson was $37.03 and $41.545, respectively. Additionally, under previously executed deferral elections, Mr. Serkes received distributions on March 31, 2006 and July 3, 2006. The average of the high and low stock price on the NYSE on the dates of distribution for Mr. Serkes was $34.17 on March 31, 2006 and $37.28 on July 3, 2006.

Also see “Compensation Discussion and Analysis – Compensation Elements for Named Executive Officers – Deferred Compensation” on page 20 for a discussion related to the material elements of the deferral arrangements.

(2)	The amounts in this column represent the difference between (a) the closing price of our common stock on December 30, 2005 as reported by the NYSE and (b) the average of the high and low stock prices on the date of distribution, times the number of previously deferred shares of our common stock distributed.

For Mr. Serkes, the amount in this column also includes $1,528,957, which represents the difference between the closing price of our common stock on December 30, 2005 and December 29, 2006 as reported by the NYSE, times the number of his remaining deferred shares of our common stock.

(3)	Executive officers can elect to defer between zero and 100% of their annual AIP payout and defer receipt of stock units. The amounts in this column represent the aggregate distributions related to stock units deferred for 2004 and 2005.

(4)	Represents the value of deferred stock units based on the closing price of our common stock on December 29, 2006 as reported by the NYSE.

(5)	Mr. Serkes resigned from his employment with us on July 7, 2006.

CHANGE-IN-CONTROL AND TERMINATION PAYMENTS

Under employment agreements, offer letters and change-in-control agreements entered into with some of our executive officers, and provisions in our compensation programs, we provide payments and a continuation of compensation and benefits to certain Named Executive Officers in the event they are involuntary terminated without “cause” or in the event the executive officer terminates his or her employment for “good reason.” In addition, we provide specified benefits if the executive officer terminates employment for good reason following a change in control. We believe that offering these benefits has been important to attracting and retaining executives. Moreover, the change-of-control provisions are designed to eliminate a disincentive to the pursuit of a change of control that might be in the best interest of our company and our stockholders. Not all agreements and plans apply to each Named Executive Officer, and the participants are indicated in the discussion below. The agreements and plans described below do not include benefits that are available generally to our salaried employees and provide for the same method of allocation of benefits. Unless otherwise specified, the tables below provide the information, as of December 31, 2006, regarding these additional potential payments and benefits that we provide. For the SERP, the amounts provided below represent the present value of a single life annuity payable at the later of the earliest retirement age or December 31, 2006. The actual payments and benefits can only be determined at the time of the executive officer’s separation from your company. Under employment agreements, offer letters and change-in-control agreements entered into with some of our executive officers, the executive officers are subject to a non-competition obligation for one year, and a non-solicitation obligation for two years, following the termination of the officer’s employment and customary confidentiality obligations.

In addition, if any payment or benefit (including any acceleration of a payment or benefit) by us exceeds the limitations of Section 280G of the Code, so that such payment or benefit would be subject to the excise tax imposed by Section 4999 of the Code, the executive officer will receive an additional payment in an amount so that after payment by the executive officer of all taxes, including, without limitation, any income taxes and excise taxes imposed upon the additional payment, the executive officer receives an amount equal to the excise tax imposed upon the payments.

The relevant agreements provide the following benefits:

•

Change of Control – For Mr. Evanson, if a change in control occurs and he leaves our employment for any reason, we will pay a lump sum cash severance payment equal to three times the sum of his base salary and target incentive amount, as well as his target incentive amount prorated for the year in which the termination occurs. For Messrs. Goulding, Richardson and Dudzinski, if a change in control occurs, and if other triggering events occur including termination of employment by us other than for cause or leaving our employment for good reason, we will pay a lump sum cash severance payment equal to three times the sum of the executive officer’s base salary and target incentive amount, as well as the executive officer’s target incentive amount prorated for the year in which his termination occurs. For Mr. Gardner, if a change in control occurs, and, if other triggering events occur including termination of employment by us other than for cause and leaving our employment for good reason, we will pay a lump sum cash severance payment equal to two times the sum of his base salary and target incentive amount, as well as his target incentive amount prorated for the year in which his termination occurs. Also, for the Named Executive Officers, any unvested stock options and stock units will immediately vest, and the exercise term of the stock options will be adjusted (as per their employment agreements or the 1998 Plan) not to exceed the original expiration date. Mr. Evanson will also receive, in lieu of payments under the SERP, an additional lump sum cash payment equal to $66,667 for each remaining month in the term of his employment agreement. All other Named Executive Officers will be vested as a participant in the SERP and credited for additional specified years (per their employment agreements or offer letter) for purposes of determining benefits under the SERP. All executive officers, with the exception of Mr. Gardner, will be provided medical, dental, disability, and life insurance benefits for a period of three years following termination of employment.

For Messrs. Evanson, Goulding, Richardson and Dudzinski, as further defined in the relevant agreement, the term “change in control” includes the occurrence of any of the following events: (a) any person is or becomes the beneficial owner of our securities representing more than 20% of the combined voting power of our then outstanding securities; (b) a majority of your Board is replaced without approval of at least two-thirds of the current Board members; (c) a reorganization, merger, consolidation or sale of us or other disposition of all or substantially all of our assets (a “business combination”) is consummated and results in a change of ownership of at least 60% of our outstanding voting securities; or (d) our stockholders approve a plan of complete liquidation or dissolution of us. For Mr. Gardner, as further defined in the relevant agreement, the term “change in control” includes the occurrence of any of the following events: (a) a business combination is consummated and results in a change of ownership of a majority of our outstanding voting securities or (b) our stockholders approve a plan of complete liquidation or dissolution of us.

For Mr. Evanson, as further defined in the relevant agreement, the term “cause” includes Mr. Evanson engaging in willful gross misconduct or willful gross neglect in bad faith that causes us material economic harm. For Messrs. Goulding, Richardson, Dudzinski and Gardner, as further defined in the relevant agreement, the term “cause” includes the executive officer engaging in willful misconduct, gross neglect or fraud or failing to perform a substantial part of his duties.

The term “good reason” is defined in the relevant agreement with each Named Executive Officer and includes a reduction in pay, position or authority or a requirement that the executive officer relocate.

Change of Control

	Mr. Evanson	Mr. Goulding	Mr. Richardson	Mr. Dudzinski	Mr. Gardner
Cash Severance
Base Salary	$2,982,000	$1,350,000	$1,350,000	$945,000	$600,000
Target Incentive	$2,982,000	$1,012,500	$675,000	$472,500	$270,000

Prorated Target Incentive	$994,000	$337,500	$225,000	$157,500	$135,000

Long Term Incentives
Options	$19,536,000	$9,721,179	$2,604,800	$2,340,750	$3,240,404
Units	$37,635,916	$2,754,600	$2,018,663	$688,650	N/A

Retirement Benefits
SERP	N/A	$1,061,294	$1,310,391	$667,906	$763,287
Payment in lieu of SERP	$1,200,006	N/A	N/A	N/A	N/A

Health & Welfare Benefits	$70,256	$65,520	$30,217	$56,233	N/A

Excise Tax and Gross-up	$7,577,942	$5,466,857	$1,978,142	$1,687,533	$1,714,533

•

Termination by the company other than for cause or termination for good reason with no change in control – For Mr. Evanson, if we terminate his employment other than for cause, or if he terminates his employment for good reason, we will pay a lump sum cash severance payment equal to three times the sum of his base salary and target incentive amount, as well as his target incentive amount prorated for the year in which his termination occurs. If we terminate the employment of Messrs. Goulding, Richardson and Dudzinski, other than for cause, we will pay a lump sum cash severance payment equal to two times the sum of the base salary and target incentive amount, as well as the executive officer’s target incentive prorated for the year in which his termination occurs. In addition, Mr. Goulding will receive the same payments if he is required to relocate (as defined in his employment agreement) and he terminates his employment as a result of this relocation. Also, for Messrs. Evanson, Goulding, Richardson and Dudzinski, the vesting of all unvested stock options and stock units will be accelerated (as per their employment agreements), and the exercise term of the stock options will be adjusted (as per their employment agreements) not to exceed the original expiration date. Mr. Evanson will also receive, in lieu of payments under the SERP, an additional lump sum cash payment equal to $66,667 for each remaining month in the term of his employment agreement. Messrs. Goulding, Richardson and Dudzinski will be vested as a participant in the SERP and credited for additional specified years (as per their employment agreements) for purposes of determining benefits under the SERP. Mr. Evanson will be provided medical, dental, disability, and life insurance benefits for a period of three years following termination of employment. Messrs. Goulding, Richardson and Dudzinski each will be provided medical, dental, disability, and life insurance benefits for a period of two years following termination of employment. Other than with respect to a termination in connection with a change of control, Mr. Gardner is not eligible to receive any additional payments or benefits if the company terminates his employment other than for cause or he terminates his employment for good reason.

Termination other than for cause or termination for good reason

	Mr. Evanson	Mr. Goulding	Mr. Richardson	Mr. Dudzinski
Cash Severance
Base Salary	$2,982,000	$900,000	$900,000	$630,000
Target Incentive	$2,982,000	$675,000	$450,000	$315,000

Prorated Target Incentive	$994,000	$337,500	$225,000	$157,500

Long Term Incentives
Options	$19,536,000	$9,721,179	$2,604,800	$1,560,500
Units	$37,635,916	$2,754,600	$2,018,663	$688,650

Retirement Benefits
SERP	N/A	$1,061,294	$1,310,391	$667,906
Payment in lieu of SERP	$1,200,006	N/A	N/A	N/A

Health & Welfare Benefits	$70,256	$40,825	$20,145	$36,257

Excise Tax and Gross-up	$7,577,942	$5,069,695	$1,643,143	$1,065,173

•

Termination due to death or disability – If the employment of Messrs. Evanson, Goulding, Richardson or Dudzinski is terminated due to the executive officer’s death or disability, we will pay a lump sum cash payment equal to the executive officer’s target incentive amount prorated for the year in which his termination occurs. Also, all unvested stock options and stock units will immediately vest, and the exercise term of the stock options will be adjusted (as per their employment agreements) not to exceed the original expiration date. Mr. Gardner is not eligible to receive any additional payments or benefits if the termination of his employment is due to death or disability.

Termination due to death or disability

	Mr. Evanson	Mr. Goulding	Mr. Richardson	Mr. Dudzinski
Prorated Target Incentive	$994,000	$337,500	$225,000	$157,500

Long Term Incentives
Options	$19,536,000	$9,721,179	$2,604,800	$2,340,750
Units	$37,635,916	$2,754,600	$2,018,663	$688,650

Excise Tax and Gross-up	$4,040,406	$3,760,590	$332,368	$640,276

•

Termination following expiration of the employment agreement term – If the employment of Messrs. Evanson and Richardson is terminated for any reason following the expiration of the employment agreement term, we will pay a lump sum cash payment equal to the executive officer’s target incentive amount prorated for the year in which his termination occurs. The table below provides the information as of the date the employment agreement terms expire. For Messrs. Evanson and Richardson, their employment agreements expire on June 9, 2008 and August 25, 2008, respectively. For Mr. Serkes, who left our employment on July 7, 2006, he received an incentive of $332,534, which reflects his and the company’s performance for the portion of 2006 that he was employed by us. Messrs. Goulding and Dudzinski are not eligible to receive any additional payments or benefits if they are terminated following expiration of the term of their respective employment agreements. Mr. Gardner is not eligible to receive any additional payments or benefits upon termination of employment.

Termination following expiration of the employment agreement term

	Mr. Evanson	Mr. Richardson
Prorated Target Incentive	$435,726	$146,096

RELATED PERSON TRANSACTIONS

We recognize that transactions between your company and our directors and executives officers or their immediate family members may raise questions as to whether those transactions present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of your company and our stockholders. It is our policy to enter into or ratify these transactions only when your Board or the Governance Committee determines that the transaction is in, or is not inconsistent with, our best interests and those of our stockholders. Accordingly, the Governance Committee charter requires the committee review and approve all transactions between us or any of our subsidiaries and any related person that are required to be disclosed under applicable SEC rules and regulations. The Governance Committee also adopted a formal policy that requires the Governance Committee to review and, if appropriate, to approve or ratify all such related person transactions in an amount exceeding $120,000, subject to certain pre-approved transactions further described below. Based on the Governance Committee’s review and the applicable SEC rules and regulations, the Governance Committee determined there were no related person transactions that required disclosure in this proxy statement.

Pursuant to the policy discussed above, the Governance Committee has delegated to the committee chairperson the authority to approve any related person transaction if the aggregate amount of the transaction is expected to be less than $2 million. The policy also provides for the standing pre-approval of certain transactions without any additional Board or Governance Committee action, including, but not limited to, transactions that are competitively bid, regulated transactions where the rates or charges are fixed in conformity with law or governmental authority, certain banking-related services and transactions where all stockholders receive proportional benefits. The policy further requires that, at least annually, the Governance Committee be provided with a summary of certain transactions, including, but not limited to, each transaction that was approved by the committee chairperson.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

Based on a review of filings with the SEC, we are unaware of any holders of more than 5% of the outstanding shares of our common stock. The table below shows the number of shares of our common stock that are beneficially owned, directly or indirectly, by each of our directors and Named Executive Officers, and all of our directors and executive officers as a group as of March 1, 2007.

Name (a)	Shares of Allegheny Common Stock (b)	Percent of Class
Paul J. Evanson	1,735,271	1.05
H. Furlong Baldwin	13,200	*
Eleanor Baum	38,660	*
Cyrus F. Freidheim, Jr.	10,000	*
Julia L. Johnson	5,200	*
Ted J. Kleisner	25,373	*
Steven H. Rice	30,945	*
Gunnar E. Sarsten	43,660	*
Michael H. Sutton	3,600	*
Edward Dudzinski	59,169	*
Thomas R. Gardner	149,651	*
Philip L. Goulding	519,726	*
Joseph H. Richardson	163,536	*
All of our current directors and executive officers as a group (15 persons)	2,837,267	1.71

*	Indicates less than one percent.

(a)	The address for each stockholder listed is: c/o Allegheny Energy, Inc., 800 Cabin Hill Drive, Greensburg, Pennsylvania 15601.

(b)	Includes the following options exercisable within 60 days of March 1, 2007: Mr. Evanson – 900,000; Dr. Baum – 23,000; Mr. Kleisner – 20,000; Mr. Rice – 23,000; Mr. Sarsten – 23,000; Mr. Dudzinski – 50,000; Mr. Gardner – 149,280; Mr. Goulding – 447,841; and Mr. Richardson – 120,000. Excludes the following unvested options granted on February 18, 2004: Mr. Evanson – 600,000; Mr. Goulding – 298,562; and Mr. Richardson – 80,000. Excludes 75,000 unvested options granted to Mr. Dudzinski on August 9, 2004 and 99,521 unvested options granted to Mr. Gardner on February 18, 2004. The unvested options held by Messrs. Evanson, Gardner, Goulding and Richardson vest in equal installments annually through 2008. The unvested options held by Mr. Dudzinski vest in equal installments annually through 2009.

Excludes the following unvested stock units granted on February 18, 2004: Mr. Evanson – 819,776; Mr. Goulding – 60,000; and Mr. Richardson – 43,970. Excludes 15,000 unvested stock units granted on August 9, 2004 to Mr. Dudzinski. The unvested stock units held by Messrs. Evanson, Goulding, and Richardson vest in equal installments annually through 2008. The unvested stock units held by Mr. Dudzinski vest in equal installments annually through 2009.

Excludes the following vested but deferred shares of our common stock issued under the Non-Employee Director Stock Plan: Mr. Baldwin – 7,200; Mr. Freidheim – 10,400; Ms. Johnson – 7,200; Mr. Kleisner – 7,200; Mr. Rice – 10,400; and Mr. Sutton – 8,800.

Allegheny Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (a)	4,731,938	(b)	$16.29	3,912,029
Equity compensation plans not approved by security holders (c)	1,045,966	(d)	N/A	1,435,840
Total	5,777,904		$13.34	5,347,869

(a)	Includes the 1998 Plan and the Non-Employee Director Stock Plan.
(b)	Includes shares granted to directors under the Non-Employee Director Stock Plan which were deferred.
(c)	Includes the Stock Unit Plan.
(d)	Includes unvested units awarded under the Stock Unit Plan, as well as vested units that were deferred.

For more information regarding these equity compensation plans, see “Compensation Discussion and Analysis” and “Director Compensation” above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the NYSE reports on Forms 3, 4 and 5 concerning their ownership of our common stock and other equity securities of the Company. Under SEC rules, we must be furnished with copies of these reports.

Based on our review of these filings, we believe that all of our directors, executive officers and stockholders who are required to file reports filed all of such reports on a timely basis during the year ended December 31, 2006, except that, the company inadvertently failed to include on the Form 4’s filed on behalf of H. Furlong Baldwin, Cyrus F. Freidheim, Jr. and Julia L. Johnson with respect to transactions occurring on March 31, 2006, the acquisition of phantom stock units on such date. Amended Form 4’s reflecting the acquisition of phantom stock units were filed in June 2006.

COMPANY PROPOSAL

We intend to submit the following proposal for approval by our stockholders at the meeting.

2-RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended to your Board the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2007 and to perform other audit-related services.

Your Board has directed that the appointment of PwC be submitted to our stockholders for ratification. If our stockholders do not ratify this appointment, the Audit Committee and your Board will reconsider the appointment. Representatives of PwC will be present at the annual meeting and available to respond to questions from our stockholders and be given the opportunity to make a statement if they wish to do so.

Your Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm and will so vote proxies received that do not otherwise specify.

STOCKHOLDER PROPOSALS

The following proposals, reproduced verbatim, have been submitted by seven stockholders for inclusion in this proxy statement.

Some of the following stockholder proposals contain assertions that we believe are incorrect. We are not responsible for the accuracy or content of the stockholder proposals or supporting statements. We also have not attempted to refute all of the inaccuracies. However, after careful consideration, your Board has recommended a vote against each of these stockholder proposals for the reasons set forth following each proposal. The names and addresses of the stockholders submitting the proposals, as well as the number of shares held, will be furnished by us to any stockholder promptly upon the receipt of any oral or written request therefor.

A stockholder submitting a proposal must appear personally or by proxy at the meeting to move the proposal for consideration. A stockholder proposal will be approved if it is introduced and voted on at the meeting and it receives the affirmative vote of a majority of all the votes cast on the matter.

3-STOCKHOLDER PROPOSAL TO “RECOUP UNEARNED MANAGEMENT BONUSES”

RESOLVED: Shareholders request our board to adopt a policy or a bylaw for our board to recoup for the benefit of our company all unearned incentive bonuses or other incentive payments to senior executives to the extent that their corresponding performance targets were later reasonably determined to have not been achieved.

This would include that all applicable employment agreements and incentive plans adopt enabling or consistent text as soon as feasibly possible. This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws and existing contracts and pay plans. Restatements are one means to determine unearned bonuses.

This proposal topic won our 43% support at the 2006 annual meeting. Charles B. Cook, Scottdale, PA sponsored the 2006 edition of this proposal topic.

This proposal is similar to the proposal voted at the Computer Associates (CA) August 2004 annual meeting. In October 2003 Computer Associates announced that it had inflated income in the fiscal year ending March 31, 2000 by reporting income from contracts before they were signed.

Bonuses for senior executives that year were based on income exceeding goals. Sanjay Kumar, then CEO, received a $3 million bonus based on Computer Associates’ supposedly superior performance. Mr. Kumar did not offer to return his bonus based on discredited earnings. Mr. Kumar was later sentenced to 12-years in jail in regard to his employment at Computer Associates.

There is no excuse for over-compensation based on discredited earnings at any company. This proposal will give us as shareholders more options if we find ourselves in a situation similar to the Computer Associates scenario. If it appears that our Company reported erroneous results that must be negatively restated, then our board should have the power, by adoption of this proposal, to seek to recoup all incentive pay that was not earned or deserved.

Like many companies, Allegheny Energy has a system of incentive pay intended to encourage its executives and management to work enthusiastically in Allegheny’s interest. Incentive pay can be a useful way to reward and motivate senior executives, but such pay should be tied closely to the actual attainment of pre-set performance goals. As shareholders, with money at risk, we must ensure that this is happening at Allegheny.

Allegheny’s executive compensation policy does not explicitly address this point. It is important to adopt this recommended policy whereby incentive pay for senior executives is paid – and retained – only if Allegheny legitimately achieves performance benchmarks that are set in advance.

It is not enough for Allegheny’s compensation system to encourage good work. It also needs to discourage poor work and then “cooking the books.”

END OF STOCKHOLDER PROPOSAL

Your Board recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

At the 2006 annual meeting of stockholders, our stockholders rejected a substantially identical proposal and should continue to do so. Your Board recommends a vote against this proposal because your Board has recently adopted a policy (as described below) that addresses the proponent’s concerns.

The Management Compensation and Development Committee of your Board, which is composed solely of independent directors, sets executive compensation in a manner it believes to be in the best interests of the Company and our stockholders. Our executive compensation programs are designed to attract and retain highly qualified executives and to motivate executives to maximize stockholder returns. The Management Compensation and Development Committee and your Board agree that a review is appropriate when financial results are subsequently the subject of a restatement due to fraud or intentional misconduct. Accordingly, your Board believes that the fundamental concerns expressed by this proposal are already addressed by our policies, as well as the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

Upon the recommendation of the Management Compensation and Development Committee, your Board adopted a policy in October 2006 that accomplishes the underlying goals raised by the proposal, without mechanically recouping bonuses in inequitable circumstances. In particular, the policy provides:

RESOLVED, that it is the Board of Directors’ policy that the Company will, to the extent permitted by governing law, require reimbursement of any bonus paid to certain specified officers after April 1, 2007 where: a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, b) in the Board’s view the specified officer engaged in fraud or intentional misconduct that caused or partially caused the need for the restatement, and c) a lower payment would have been made to the specified officer based upon the restated financial results. In each such case, the Company will seek to recover the individual specified officer’s entire annual bonus for the relevant period. This policy does not purport to limit Section 304 of the Sarbanes-Oxley Act in any way, but any monies recovered under this policy shall be deemed by the Company to have been recovered under Section 304 of the Sarbanes-Oxley Act.

RESOLVED FURTHER, for purposes of this policy, the term “specified officers” includes the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer – Generation, President of Allegheny Power, General Counsel, Vice President – Human Resources, any other officer who is a Named Executive Officer and any other officer who may be designated as a specified officer by the Board under this policy. The term “bonus” means a payout under the Company’s Annual Incentive Plan.

We have an additional policy on the forfeiture of bonuses and other compensation if your Board determines that knowing misconduct by the CEO or CFO has occurred and caused our financial results to be restated. In this situation, your Board will take steps to secure reimbursement from the responsible CEO or CFO of (a) any bonus or incentive-based or equity-based compensation received by the responsible officer from us during the 12-month period following the first public issuance or filing with the SEC of the financial document containing the error and (b) any net profits realized by the responsible officer from the sale of our securities during the same 12-month period.

Moreover, the Sarbanes-Oxley Act already mandates that if a company is required to file an accounting restatement due to its material non-compliance with any financial reporting requirement under the securities laws, and such restatement results from misconduct, the company’s chief executive officer and chief financial officer must reimburse the company for any bonus or other incentive-based or equity-based compensation and profits from the sale of the company’s securities during the 12-month period following initial publication of the financial statements that had to be restated.

Finally, the proposal is fundamentally flawed because of its mechanical approach. Your Board cannot support this proposal because it calls for an approach that, in your Board’s opinion, is too rigid. The proposed unqualified obligation to recoup performance-based compensation awarded to our senior executives as contemplated by the stockholder proposal would deprive your Board of its ability to exercise discretion and make judgments that it deems are in the best interests of the Company and our stockholders after taking into account all relevant facts and circumstances. Your Board believes the proposal is unworkable because it is vague and overreaching. It would presumably apply to all restatement situations, even restatements that were not caused by misconduct, and could apply to all senior executives, including those not involved in any misconduct related to a restatement. Under the proposal, your Board would be required to recoup all affected bonuses and awards to executive officers without regard to the relevant facts and circumstances present in a particular case, including whether an executive was in any way responsible for the events requiring the restatement. Because the proposal could put a substantial portion of performance-based compensation at risk due to events over which an executive had no control, and would prevent your Board from considering all relevant facts and circumstances, we believe that the implementation of the proposal would be inequitable, thereby negatively affecting employee morale and inhibiting our ability to attract, retain and motivate executive talent.

Accordingly, your Board believes the stockholder proposal is unnecessary and not in the best interests of your Company and our stockholders. Your Board believes that the policy we adopted in October 2006 and the additional policy applicable to our CEO and CFO already address the underlying concerns of this stockholder proposal.

4-STOCKHOLDER PROPOSAL TO “SEPARATE THE ROLES OF CEO AND CHAIRMAN”

RESOLVED: Shareholders request that our Board establish a rule (required in our charter or bylaws if practicable) of separating the roles of our CEO and Board Chairman, so that an independent director who has not served as an executive officer of our Company, serve as our Chairman whenever possible.

This proposal gives our company an opportunity to follow SEC Staff Legal Bulletin 14C to cure a Chairman’s non-independence. This proposal shall not apply to the extent that compliance would necessarily breach any contractual obligations in effect at the time of the 2007 shareholder meeting.

The primary purpose of our Chairman and Board of Directors is to protect shareholders’ interests by providing independent oversight of management, including our Chief Executive Officer. Separating the roles of Chairman and CEO can promote greater management accountability to shareholders and lead to a more objective evaluation of our CEO.

This proposal topic won 43% shareholder support at our 2006 annual meeting. It was sponsored by John Chevedden, Redondo Beach, Calif.

It is important to take one step forward and support this proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported (and certain concerns are noted):

•

The Corporate Library (TCL) http://www.thecorporatelibrary.com/ an independent investment research firm rated our board “High Concern” in Compensation. Our board gave our CEO Mr. Evanson $6.3 million cash, 1.5 million stock options and 2 million stock units upon hiring. This type of “golden hello” is excessive, especially since it is unrelated to past or future performance.

•	We had no Independent Chairman and not even a Lead Director – Independent oversight concern.

•	We had a rotating presiding director system – once the rotating director gets up to speed he is rotated out.

•

Poison pill: A 2004 shareholder proposal asked our company to terminate its poison pill unless it sought shareholder approval. Our company had not adopted a policy seeking shareholder approval according to The Corporate Library.

Additionally:

•	Ms. Baum and Mr. Rice had 18 and 20 years director tenure – Independence concern.

•	Furthermore these two long-tenured directors made up 50% of our key Audit Committee.

•	The remaining 50% of our key our audit committee was made up of directors who served on Boards rated “D” by The Corporate Library:

1)	Mr. Baldwin W.R. Grace (GRA) D-rated

2)	Mr. Sutton Krispy Kreme (KKD) D-rated

•	Mr. Baldwin also chaired our Compensation Committee – rated “High Concern” in Compensation.

•	Our directors could still be elected with only one yes-vote from our 160 million shares under our obsolete plurality voting.

The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes for simple majority vote.

Separate the Roles of CEO and Chairman

Yes on 4

END OF STOCKHOLDER PROPOSAL

Your Board recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

At the 2005 and 2006 annual meeting of stockholders, our stockholders rejected substantially identical proposals and should continue to do so.

Your Board believes that it would not be in the best interests of the Company and our stockholders to establish a policy requiring an independent director serve as Chairman of your Board “whenever possible,” as the proposal states. Your Board believes that we are currently well served by having one person function as Chairman of your Board and CEO. Accordingly, after careful consideration, your Board recommends a vote against the stockholder’s proposal for the following reasons:

Your Board has an independent Presiding Director with clear duties to ensure proper checks and balances.

Your Board fully recognizes that independence from management is an important component of an effective board and believes that it has discharged this responsibility well to date. With the exception of Mr. Evanson, the Chairman and CEO, your Board is composed entirely of independent directors. Therefore, your Board includes an ample number of independent directors to offer critical review of management. In 2006, the independent directors met separately in executive session without Mr. Evanson present at every Board meeting. These executive sessions took place outside the presence of the CEO or any other Company employee. An independent Presiding Director (akin to the “Lead Director” mentioned in the proposal), who serves for a two-year term and has clearly delineated duties, leads these sessions.

In December 2006, your Board further defined the role of the independent Presiding Director. The duties of the Presiding Director include the following:

•	presides at all meetings of your Board at which the Chairman is not present, including executive sessions of the independent directors;

•	serves as liaison between the Chairman and the independent directors;

•	provides input to management on information to be sent to your Board and approves information sent to your Board;

•	approves meeting agendas for your Board;

•	approves meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	has the authority to call meetings of the independent directors; and

•	if requested by major shareholders, ensures that he or she is available for consultation and direct communication.

The Presiding Director position is rotated every two years among the non-management members of your Board’s Executive Committee and the Chairs of your Board’s Management Compensation and Development and the Nominating and Governance Committees.

Your Board is committed to the highest standards of corporate governance.

Our corporate governance practices and policies are described in the corporate governance section beginning on page 6 of this proxy statement. As discussed there, we have had a long-standing commitment to good governance and a record of excellence. Your Board also believes, and an outside service confirmed, that the Company is one of the national leaders in corporate governance. Institutional Shareholder Services (“ISS”), which is known as the world’s largest provider of corporate governance and proxy voting solutions, currently scores our corporate governance quotient (“CGQ”) at 88.7% among the group of companies in the S&P 500 Index and 89.5% among the companies in the utilities group. This means that we outperform approximately 90% of the other companies in terms of corporate governance, which includes director independence, audit matters, charter and bylaw matters, anti-takeover provisions, executive and director compensation, equity ownership and progressive governance practices.

All of your Board’s committees, other than the Executive Committee, are, and have for many years been, composed solely of independent directors, with chairpersons nominated by the independent directors. Furthermore, each of these committees is chaired by independent, non-employee directors. This means that oversight of critical issues such as the oversight of the integrity of our financial statements, CEO and executive officer compensation, and Board evaluation and selection of directors is entrusted to independent directors. In addition, your Board has long had established governance guidelines, which are available on our website, www.alleghenyenergy.com, in the Corporate Governance section.

Notwithstanding the proponent’s clear preference for a separate Chairman and CEO, there is no consensus in the U.S. that such a separation of roles is a governance best practice. According to a recent SpencerStuart Board Index survey, fewer than 10 percent of the Fortune 500 companies truly have an independent chairman (Source: Spencer Stuart Board Index – The Changing Profile of Directors. ©2006 Spencer Stuart. All rights reserved.). There is no “one size fits all” practice in this area.

An absolute rule to separate the Chairman and CEO roles is not in the best interests of our stockholders.

Your Board believes that it is in the best interests of the Company and our stockholders for your Board to have the flexibility to determine the best director to serve as the Chairman of your Board, whether that director is an outside director or a member of executive management. A policy that restricts your Board’s discretion in this regard would deprive your Board of the freedom to select the most qualified and appropriate individual to lead your Board as Chairman and would have no benefit. Stockholders are best served if your Board retains flexibility to decide what leadership structure works best for us based on the facts and circumstances existing from time to time. In addition, even if the proposal passed, we would be unable to implement it due to existing contractual obligations with our Chairman and CEO. After careful consideration, your Board believes that, at this time, the Company is best served by having the CEO also serve as Chairman of your Board. Currently, Mr. Evanson fills the roles of both Chairman and CEO.

Your Board currently believes that combining the offices of CEO and Chairman contributes to a more efficient and effective Board. The CEO bears primary responsibility for managing the Company’s day to day business. As such, your Board believes the CEO is the person in the best position to chair regular Board meetings and help ensure that key business issues and matters of stockholder interest are brought to your Board’s attention. Every director, moreover, may request the inclusion of specific items on the agenda for Board meetings. In addition, as described above, the Presiding Director also approves your Board meeting agendas and the materials sent to your Board.

Under the current organizational structure and since Mr. Evanson joined our company as our Chairman and CEO in June of 2003, we have achieved strong results for our stockholders. Our stock price increased 425% from June 6, 2003 through February 9, 2007, creating well over $5 billion of additional shareholder value and outperforming the industry and the broad market by a wide margin. The Dow Jones U.S. Electricity index and the S&P 500 index increased 99% and 56% over the same period.

For the above reasons, your Board believes it would be unwise to impose an absolute rule in the bylaws prohibiting the CEO from also serving as Chairman of your Board. Your Board should have the flexibility to determine the best leadership structure for the Company to achieve the optimal result for our stockholders. Your Board intends to review this determination from time to time as facts and circumstances change.

5-STOCKHOLDER PROPOSAL REQUESTING A

“DIRECTOR ELECTION MAJORITY VOTE STANDARD”

Resolved: That the shareholders of Allegheny Energy, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (charter or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, our company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of companies, including Intel, Dell, Motorola, Texas Instruments, Wal-Mart, Safeway, Home Depot, Gannett, Marathon Oil, and Supervalu, have adopted a majority vote standard in company by-laws. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of the submission of this proposal, our Company and its board had not taken either action.

We believe the critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard in Company governance documents. Our Company needs to join the growing list of companies that have taken this action. With a majority vote standard in place, the board can then consider action on developing post election procedures to address the status of directors that fail to win election. A combination of a majority vote standard and a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, while reserving for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

END OF STOCKHOLDER PROPOSAL

Your Board recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

Your Board recommends a vote against this proposal because we have already substantially implemented the proposal by amending our bylaws (as described below) to address the proponent’s concerns.

This proposal requests that we adopt a majority voting standard for director elections. After receiving this proposal and as described in more detail in the section highlighting our corporate governance practices beginning on page 6, your Board adopted a majority voting standard for the election of directors. In December 2006, your Board amended and restated our bylaws, which amended Article II, Section 6 of the bylaws to provide that any nominee for election as a director in an uncontested election at a meeting of stockholders who receives a greater number of votes cast “withheld” for his or her election than “for” such election shall tender his or her resignation to the Governance Committee for consideration after such vote. Your Board is required to take action with respect to the Nominating and Governance Committee’s recommendation and publicly disclose each such resignation and the related action taken by your Board. Additional details are set out in Article II, Section 6 of our bylaws. These bylaws are available on our website, www.alleghenyenergy.com, in the Corporate Governance section.

Furthermore, your company’s charter provides for cumulative voting with respect to the election of directors. Technical “majority voting” at companies that have cumulative voting presents legal issues for which there is little or no precedent. It is possible that cumulative voting provisions do not permit the cumulating of “against” votes, only “for” votes. Whether “against” votes can be cumulated only has relevance in an uncontested election if directors are elected by a technical “majority vote” standard. The majority voting standard described above, in contrast, does not count “against” votes and therefore, is simpler to apply in the context of cumulative voting. Recognizing the inherent complexity caused by the interplay of various voting standards, your Board, in its business judgment, adopted the majority voting standard described above.

In addition, this proposal is potentially less responsive to stockholder wishes because it does not address what would occur in the event a director does not receive a majority vote. The majority voting standard requested by the proposal only addresses the voting requirement for election to your Board. It does not remove incumbent directors who fail to receive a majority vote because, under Maryland law, an incumbent director who is not re-elected “holds over” and continues to serve with the same voting rights and powers until his or her successor is elected and qualified. Therefore, if this proposal were adopted, we could not force a director who failed to receive a majority vote to leave our Board until the next annual meeting.

Accordingly, your Board believes the stockholder proposal is unnecessary. Your Board believes that the amended and restated bylaws already address the concerns this stockholder proposal raises.

6-STOCKHOLDER PROPOSAL REGARDING “SPECIAL SHAREHOLDER MEETINGS”

RESOLVED, shareholders ask our board of directors to amend our bylaws to give holders of at least 10% to 25% of the outstanding common stock the power to call a special shareholder meeting.

Shareholders should have the ability, within reasonable limits, to call a special meeting when they think a matter is sufficiently important to merit expeditious consideration. Shareholder control over timing is especially important in the context of a major acquisition or restructuring, when events unfold quickly and issues may become moot by the next annual meeting.

Thus this proposal asks our board to amend our bylaws to establish a process by which holders of 10% to 25% of our outstanding common shares may demand that a special meeting be called. The corporate laws of many states provide that holders of only 10% of shares may call a special meeting, absent a contrary provision in the charter or bylaws. Accordingly, a 10% to 25% threshold strikes a reasonable balance between enhancing shareholder rights and avoiding excessive distraction at our company.

Prominent institutional investors and organizations support a shareholder right to call a special meeting. Fidelity and Vanguard are among the mutual funds supporting a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds, including the New York City Employees Retirement System and the Connecticut Retirement Plans and also favor preserving this right. Governance ratings services, such as The Corporate Library and Governance Metrics International, take special meeting rights into account when assigning company ratings. This topic also won 65% support of JPMorgan Chase & Co. (JPM) shareholders at the 2006 JPM annual meeting.

Special Shareholder Meetings

Yes on 6

END OF STOCKHOLDER PROPOSAL

Your Board recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

After careful consideration, your Board of Directors recommends a vote against this stockholder proposal for the following reasons:

State law prohibits us from implementing this proposal.

The proposal is fundamentally flawed because, as written, it is contrary to state law. As described in more detail below, the related provision in our bylaws currently conforms to the requirements of the Maryland General Corporation Law. The applicable Maryland law standard to call a special meeting is based on a percentage of votes “entitled to be cast,” not “outstanding” as called for by the proposal. Legally, “entitled to be cast” is a different standard than “outstanding.” This is because certain types of common stock may be considered outstanding (e.g., restricted stock); however, the holders of this same stock would not be entitled to cast votes. Accordingly, your Board believes that the proposal would be impossible to implement as written.

Our existing bylaw provisions provide for special meetings.

Under our bylaws, a special meeting of stockholders may be called at any time by the Chairman of your Board or by the Secretary upon the written request of stockholders entitled to cast not less than a majority of all votes “entitled to be cast” at a meeting. Accordingly, our current bylaw provision conforms to the requirements of Maryland law.

Directors should exercise their business judgment in calling special meetings.

Enabling a minority of stockholders to call special meetings could impose substantial administrative and financial burdens on us and significantly disrupt the conduct of our business. Our current bylaw provision regarding special meetings is an appropriate corporate governance requirement for a public company of our size because it allows your Board, according to its fiduciary obligations, to exercise business judgment to determine when it is in the best interests of stockholders to convene a special meeting. In addition, your Board believes that our current bylaw provision strikes the appropriate balance between permitting a special meeting when desired by the holders of a majority of our voting power and preventing the calling of numerous, costly meetings.

Additionally, for a company with as many stockholders as us, a special meeting of stockholders is a very expensive and time-consuming endeavor because of the legal costs in preparing required disclosure documents, printing and mailing costs, and the time commitment required of your Board and members of senior management to prepare for and conduct the meeting. Calling special meetings of stockholders is not a matter to be taken lightly, and such a meeting should be called in extraordinary circumstances where either fiduciary obligations or strategic concerns require the matters at issue to be addressed before the next annual meeting.

Accordingly, your Board believes the stockholder proposal is contrary to state law, would be impossible to implement as written and is unnecessary.

7-STOCKHOLDER PROPOSAL REGARDING “PERFORMANCE BASED STOCK OPTIONS”

Resolved, That the shareholders of Allegheny Energy request that the Compensation Committee of the Board of Directors adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based and the performance criteria adopted by the Board be disclosed to shareowners.

“Performance-based” equity compensation is defined here as:

(a) Indexed stock options, the exercise price of which is linked to an industry index;

(b) Premium-priced stock options, the exercise price of which is substantially above the market price on the grant date; or

(c) Performance-vesting options or restricted stock, which vests only when the market price of the stock exceeds a specific target for a substantial period.

This is not intended to unlawfully interfere with existing employment contracts. However, if there is a conflict with any existing employment contract, our Compensation Committee is urged for the good of our company to negotiate revised contracts that are consistent with this proposal.

As a long-term shareholder, I support compensation policies for senior executives that provide challenging performance objectives that motivate executives to achieve long-term shareowner value. I believe that a greater reliance on performance-based equity grants is particularly warranted at Allegheny Energy.

This proposal topic won our 46% yes-vote at our 2006 annual meeting.

Many leading investors criticize standard options as inappropriately rewarding mediocre performance. Warren Buffett has characterized standard stock options as “a royalty on the passage of time” and has spoken in favor of indexed options.

In contrast, peer-indexed options reward executives for outperforming their direct competitors and discouraged re-pricing. Premium-priced options reward executives who enhance overall shareholder value. Performance-vesting equity grants tie compensation more closely to key measures of shareholder value, such as share appreciation and net operating income, thereby encouraging our executives to set and meet performance targets.

Performance Based Stock Options

Yes on 7

END OF STOCKHOLDER PROPOSAL

Your Board recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

At the 2005 and 2006 annual meeting of stockholders, our stockholders rejected substantially identical proposals and should continue to do so. Your Board believes that the proposal is unnecessary because our approach to executive compensation is already primarily based on our performance. Accordingly, after careful consideration, your Board recommends a vote against the stockholder’s proposal for the following reasons.

The underlying premise of the proposal is to ensure that our executive officers receive the benefit of equity-based incentives only when our overall performance merits such awards. As described below and in the Compensation Discussion and Analysis on page 14, your Board believes that our approach to executive compensation is already performance-based. The Management Compensation and Development Committee, which is composed entirely of independent directors, uses various compensation methods to provide a compensation structure that takes into account both our overall corporate performance and each executive’s individual contribution to that performance. The Management Compensation and Development Committee has determined that the overall compensation package for our executives encompasses an appropriate mix of long- and short-term incentives, geared toward creating a strong link and clear line-of-sight between executive compensation and total return to stockholders. The Management Compensation and Development Committee approves the compensation for certain executive officers and makes annual recommendations to your Board regarding compensation for the chief executive officer and chief financial officer. In addition, standard stock options that may be granted under our existing long-term incentive plan align the interests of executives with those of our stockholders because the stock price must increase before stockholders or executives will benefit. Accordingly, the holder of these stock options receives no benefit unless our stock price rises. As a result, stock options are inherently performance-based, because their value is directly linked to the price of our stock over time and, therefore, reflects our performance. At the same time, our stock option program is consistent with competitive practice, which enhances our ability to attract and retain executives. In addition, we currently intend to grant performance based equity compensation similar to what the proposal labels as “performance-based” in the future.

Your Board believes that our current long-term equity incentive compensation program is performance-based and is properly designed, and aligns the interests of executives with our stockholders. In addition and as discussed above, the Company intends to grant “performance-based” equity compensation of the nature described in the proposal. Accordingly, your Board believes the stockholder proposal is unnecessary.

8-STOCKHOLDER PROPOSAL REQUESTING A REPORT ON UTILIZING THE NIETC

Whereas: A public utility’s success by its nature relies on a healthy relationship with the community it serves and on the political environment in which it operates;

The established process for creating a powerline corridor involves multiple stakeholders at federal, state, county, and municipal levels;

Consequently, many federal, state, and local regulations and programs currently constrain powerline development in areas where Allegheny operates, including: the National Environmental Policy Act, National Historic Preservation Act, Federal Water Pollution Control Act, State Scenic Byway Programs, The National Park System, Virginia Department of Historic Resources, and various State Park Systems (among many others);

A “National Interest Electric Transmission Corridor” (NIETC) can be created under the Energy Policy Act of 2005. The Act permits an NIETC to override or circumvent fair, balanced, and well-established federal, state, and local review, preservation and permitting processes;

PJM Interconnection (a regional transmission organization to which Allegheny belongs) reports that Allegheny will help construct a 240-mile, 500-kilovolt powerline from southwestern Pennsylvania through to Virginia. PJM filed a Department of Energy request to designate this path an NIETC, which permits bypassing the established permitting processes noted above;

Virginia Senator John Warner, Attorney General Robert McDonnell, and Governor Timothy Kaine – as well as other federal, state and locally-elected representatives – have all spoken publicly against “fast-tracking” this powerline as an NIETC;

These important political figures, along with citizens and numerous community groups (who seek to preserve agricultural, environmental and historic assets, and some of whom threaten litigation) also oppose NIETC “fast-track” approval based, in part, on the following:

•	The Department of Energy asserts that an NIETC does not require preparation of an Environmental Impact Statement prior to corridor designation.

•

Building this transmission corridor will prolong electric production at many of the nation’s oldest and dirtiest coal-fired plants, thus increasing rates of asthma, lung disease, heart attacks and learning disabilities.

•	These plants are responsible for a substantial portion of the nation’s total emission of greenhouse gases.

•

The proposed NIETC would endanger or impair tens-of-thousands of acres currently under permanent conservation easements, and adversely impact the Appalachian Trail, various State Parks, National Forests, and Wildlife Management Areas.

•

The proposed powerline would degrade natural, cultural and historic resources including Civil War Battlefields, existing and proposed Historic Districts, scenic byways, agricultural and forest districts, State parks and conservation areas.

Virginia is crafting a new energy policy due in July 2007. PJM’s NIETC has not been coordinated with state energy initiatives – which generally promote cleaner technologies that reduce global-warming greenhouse gases;

Allegheny’s own Environment, Health & Safety Code states “…we are committed to reducing emissions from our power plants as quickly as possible,” yet by seeking NIETC, Allegheny and PJM circumvent important environmental safeguards;

Therefore, be it resolved: Shareholders request that the Board prepare before November 2007 (at reasonable cost and omitting proprietary information) a report evaluating the environmental, health and cultural impacts created by utilizing NIETC, and how those impacts would differ if a powerline were constructed without such utilization.

END OF STOCKHOLDER PROPOSAL

Your Board recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

This proposal requests that your Board prepare a report evaluating how any environmental, health and cultural impacts would be different if our new transmission line was constructed without a National Interest Electric Transmission Corridor (“NIETC”) designation. Simply stated, and as further described below, there is no difference. Accordingly, after careful consideration, your Board recommends a vote against the stockholder’s proposal.

Project description and background.

In 2006, PJM Interconnection, L.L.C. (“PJM”) approved a plan that directs transmission line owners, including us, to construct several projects intended to maintain the reliability of the PJM transmission grid. The current plan calls for your company to construct a new transmission line extending from southwestern Pennsylvania through West Virginia to northern Virginia. Initial engineering and planning of the transmission line is expected to begin in 2007, with the line placed in-service in 2011. Our current project plan makes effective use of existing facilities, properties and rights-of-way.

Maintaining an adequate transmission grid is key to our mission of delivering reliable electric service. Our investment in the transmission network will help to keep pace with the growing demand in PJM, reduce transmission network congestion and bring cost-competitive power to more consumers.

The report is unnecessary because the Company plans to comply with all federal, state and local laws and regulations.

We will comply with all federal, state and local laws and regulations and seek all required approvals by federal, state and local agencies.

As referenced in the proposal, PJM has requested that the U.S. Department of Energy designate a NIETC for the transmission line. A NIETC may be designated by the Secretary of Energy for an area experiencing electric energy transmission capacity constraints or congestion that adversely affects consumers. Contrary to statements in the proposal, the Energy Policy Act of 2005 does not permit a NIETC designation to “override or circumvent” any law. We are subject to laws in all states where the line may be located that require us to obtain transmission line siting authorization from the state public utility commission. Under the Energy Policy Act of 2005, we must first seek state authorization. If we do not receive the authorization within a one-year period, the NIETC designation permits us to seek Federal Energy Regulatory Commission (“FERC”) authorization to construct the transmission line. The NIETC process would require us to demonstrate that we are in compliance with all applicable laws, including those designed to protect the environment as well as cultural and historical landmarks. Most importantly, based on the routing alternatives that have been identified, we are unaware of any different “environmental, health and cultural impacts” between constructing the new transmission line with or without the NIETC designation.

Although the proposal alleges the circumvention of “important environmental safeguards,” it does not identify any safeguard that will be circumvented. The siting, construction and operation of the transmission line must comply with all applicable laws irrespective of whether or not it is authorized by state public utility commissions under state law or by FERC under a NIETC designation.

The proposal also inaccurately states that the NIETC designation will result in “fast-tracking” siting approval for the transmission line. As described above, we may only seek authorization to construct the line from FERC under the NIETC designation after we seek siting authorization from state public utility commissions. In addition, once commenced, the FERC process is expected to take at least two years. Therefore, using a NIETC designation to obtain siting authorization for the line would delay the project, not place it on a “fast track.”

In summary, the new transmission line construction is in response to PJM’s directive, responds to the needs of customers served by the PJM transmission grid and can ultimately create and increase stockholder value. The NIETC designation does not “override or circumvent” any “federal, state or local review.” Therefore, the “environmental, health, and cultural impacts” should not differ depending on whether the NIETC designation is used. We do not believe that our resources are best spent on a report that attempts to articulate how “those impacts would differ if [the new transmission line] were constructed without such utilization.” Additionally, a NIETC designation would not “fast track” any approvals, since the use of that designation would result in a longer approval process and only delay the project.

We recognize the importance of our relationship with the community we serve and our environmental stewardship. However, as described above, the proposed report is unnecessary and instead of creating value for our stockholders, would only increase administrative costs. Accordingly, your Board believes the stockholder proposal is unnecessary.

9-STOCKHOLDER PROPOSAL REQUESTING A REPORT ON “CLIMATE CHANGE”

WHEREAS:

In 2005, the scientific academies of 11 nations, including the U.S., stated that, “The scientific understanding of climate change is now sufficiently clear to justify nations taking prompt action. It is vital that all nations identify cost-effective steps that they can take now, to contribute to substantial and long-term reductions in net global greenhouse gas emissions.”

A 2004 Conference Board report declared that, “scientific consensus that the climate is changing is growing steadily stronger over time; Corporate boards will be increasingly expected to evaluate potential risks associated with climate change; and, the global economy will become less carbon-intensive over time… The real questions are what the pace of the transition will be and who will be the winners and losers.”

U.S. power plants are responsible for nearly 40 percent of the country’s carbon dioxide emissions, and 10 percent of global carbon dioxide emissions.

In June 2005, a majority of U.S. Senators voted in favor of a resolution stating that, “…Congress should enact a comprehensive and effective national program of mandatory, market-based limits on emissions of greenhouse gases that slow, stop, and reverse the growth of such emissions…”

Over the past several years, AEP, Cinergy, DTE Energy, TXU, and Southern Company have issued comprehensive reports to shareholders about the implications of climate change for their businesses. AEP stated, “some initial mandatory reductions of greenhouse gas emissions are likely in the next decade…”

Nine northeastern states are developing the Regional Greenhouse Gas Initiative, which aims to significantly reduce emissions from electric power companies and develop a market to trade emissions allowances. California plans to reduce the state’s emissions of greenhouse gases to 2000 levels by 2010, 1990 levels by 2020, and 80 percent below 1990 levels by 2050.

In February 2005, the Kyoto Protocol took effect, imposing mandatory greenhouse gas limits on the 148 participating nations. Companies with operations in those nations must reduce or offset some of their greenhouse gas emissions. For example, companies with operations in Europe can make reductions using the European emissions trading program, where CO2 has regularly traded for more than $20 per ton.

The California Public Utilities Commission now expects all utilities to add a greenhouse gas cost of $8/ton of CO2 in all long-term power contracts, and the Colorado Public Utilities Commission agreed that Xcel Energy should assume a $9 per ton cost for a new coal power plant.

RESOLVED: Shareholders request a report [reviewed by a board committee of independent directors] on how the company is responding to rising regulatory, competitive, public pressure to significantly reduce carbon dioxide and other emissions from the company’s current and proposed power plant operations. The report should be provided by September 1, 2007 at a reasonable cost and omit proprietary information.

END OF STOCKHOLDER PROPOSAL

Your Board recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

This proposal requests that a committee of independent directors of your Board review an assessment of how we are responding to the potential for future carbon dioxide and other emission reduction policies and provide a report to stockholders containing this assessment. Because we are actively addressing the issues raised in this proposal, your Board does not believe that creating the type of report requested by the proponent would help in the reduction of emissions or in our environmental performance.

Our senior management regularly updates your Board on our environmental record, compliance and positions on emerging, evolving, or ongoing environmental issues, including global climate change. Our current climate change strategy focuses on: 1) developing an accurate CO2 emissions inventory, 2) improving the efficiency of our fleet, 3) following developing technologies for clean coal-based energy and for CO2 emission controls at traditional pulverized coal-fired power plants, 4) following developing technologies for carbon sequestration, and 5) analyzing options for future energy investment when we reach a level of financial stability that allows investment in new operations. As legislation is introduced and programs developed, we currently plan to aggressively advocate for an approach that protects our fleet and investments while ensuring a continued energy supply for our customers.

We take our responsibility for environmental stewardship seriously and take pride in our performance. Under the most recent national emission reduction efforts for sulfur dioxide, nitrogen oxides, and mercury, we are taking the lead in installing flue gas desulphurization equipment (scrubbers) at two of our largest power stations. These projects are designed to reduce sulfur dioxide emissions from the two coal-fired facilities by approximately 95 percent, or about 250,000 tons per year and will also significantly reduce mercury and particulate emissions. The Company currently estimates the costs for the installation of the scrubbers to be well in excess of one billion dollars.

As stated in the proposal, this is an issue that must be addressed on a global and national level. We expect significant debate in the next few years and it is possible that eventually federal climate change legislation will be enacted. However, the timing and contents of any global climate change legislation remains unclear. It is difficult, if not impossible, to predict the exact nature and requirements of a program because there are so many alternatives being considered by various legislators and interest groups. Therefore, the requested report would not create any added value to our stockholders and would only direct needed Company resources away from the above-mentioned initiatives.

Through our website and our environmental related discussion contained within our annual report to stockholders that accompanies this proxy statement, we provide our stockholders and other interested parties with more detailed information on our environmental activities. We encourage our stockholders to visit our website at www.alleghenyenergy.com and review our annual report to learn more about our environmental issues. We also believe that we are responding to the potential for future carbon dioxide and other emissions, while appropriately involving our Board.

We recognize the importance of our environmental stewardship and the growing interest concerning increases in emissions of greenhouse gases and its possible effects on the earth’s climate. However, given our current efforts to address the “other emissions” noted in the proposal and the environmental related information we provide on our website and in our annual report to stockholders, your Board believes that the proposed report would not create value for our stockholders, and will only increase administrative costs. Your Board intends to review this determination from time to time as facts and circumstances change. Accordingly, your Board believes the stockholder proposal is unnecessary.

OTHER MATTERS

Your Board is not aware of any other matters which may come before this annual meeting of stockholders. If any other matters properly come before the annual meeting, it is the intention of the persons named in the proxy to vote the proxy thereon in accordance with their discretion.

We will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of our company and our subsidiaries personally, by telephone or other means, and we may reimburse persons holding stock in their names or in the names of their nominees for their expenses in sending soliciting material to their principals.

It is important that proxies be returned promptly. Stockholders are urged to mark, date, sign and return the proxy immediately, or to authorize their proxies via the Internet or by telephone. Stockholders do not need to affix any postage if the proxy is mailed in the enclosed envelope in the United States.

Please see the proxy card or voting instruction form accompanying this proxy statement for specific instructions on how to cast your vote by any of these methods.

Proxies authorized via the Internet or by telephone must be received by 11:59 P.M., on May 16, 2007. Authorizing your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend and vote at the annual meeting.

The Internet and telephone proxy authorization procedures are designed to authenticate our stockholders’ identities, to allow our stockholders to give their proxy authorization instructions and to confirm that stockholders’ instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders authorizing their proxies via the Internet and by telephone should understand that there may be costs associated with authorizing proxies in these manners, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

ADVANCE NOTICE PROCEDURES

Under our bylaws, proposals made by our stockholders and nominations for election of directors made by stockholders at any annual meeting of stockholders will be considered only if advance notice has been given and these proposals or nominations are otherwise proper for consideration under applicable law and our Charter and bylaws. Notice of any proposal to be presented by any stockholder or of the name of any person to be nominated by any stockholder for election as a director of our company at any meeting of stockholders must be delivered to the Secretary of the Company at our principal executive office not less than 90 nor more than 120 days prior to the first anniversary of the mailing of the notice for the preceding year’s annual meeting. In order to be considered at the next annual meeting, stockholder proposals must be received no later than December 24, 2007 and no earlier than November 24, 2007.

DEADLINE FOR STOCKHOLDER PROPOSALS

For a stockholder proposal to be considered for possible inclusion in our 2008 proxy statement, the Secretary of your Company must receive it no later than November 24, 2007. Stockholders should refer to the SEC rules, which set standards for eligibility and specify the types of proposals that are not appropriate for inclusion in the proxy statement.

If you would like to submit a stockholder proposal, you may do so by sending the proposal in writing during the periods specified above to the attention of the Secretary of your Company, Allegheny Energy, Inc., 800 Cabin Hill Drive, Greensburg, PA 15601.

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

Only one copy of this proxy statement is being sent to street name stockholders (that is, stockholders holding shares through a bank, broker or other holder of record) of our common stock who share a single address unless we have received contrary instructions from any stockholder at that address. This practice is known as “householding” and is designed to reduce our printing and postage costs. If one copy of this proxy statement was sent to your household, and one or more of you would prefer to receive your own copy, please contact your bank, broker or other holder of record to request a copy and to answer any questions about householding.

Please mark, date, sign, and return the enclosed proxy immediately. No postage is necessary if the proxy is mailed in the enclosed envelope in the United States. Please note that you can also authorize your proxy via the Internet or by telephone.

Annex A

ALLEGHENY ENERGY, INC.

POLICY REGARDING DIRECTOR INDEPENDENCE DETERMINATIONS

The Board of Directors (the “Board”) of Allegheny Energy, Inc. (together with its consolidated subsidiaries, the “Company”) will make determinations as to which of its members are “independent” under the rules of the New York Stock Exchange, Inc. (the “NYSE”) on an annual basis at the time the Board approves director nominees for inclusion in the proxy statement issued in connection with the annual meeting of stockholders and, if a director is appointed to the Board between annual meetings, at the time of such appointment. The Board must also determine that members of the Audit Committee meet the additional requirements of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as set forth in the Audit Committee Charter.

The Board may determine a director to be independent only if the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).

The Board, pursuant to the recommendation of the Nominating and Governance Committee, has established the following standards to assist it in determining independence. The “absolute rules” set forth below reflect the independence requirements mandated by the NYSE. If a director has a relationship that violates any of these absolute rules, then that director will not be considered independent, regardless of whether the relationship would otherwise be deemed not material by any other standard. By contrast, the “guidelines” set forth below establish non-exclusive “safe harbors” for certain relationships meeting specified conditions, allowing the Board to determine without further inquiry that such relationships are not material and/or would not cause a director not to be independent.

The fact that a particular relationship is not specifically addressed by any of the guidelines or exceeds the thresholds of the applicable guidelines shall not create a presumption that the director is or is not independent. The Board will determine whether, after taking into account all relevant facts and circumstances, relationships or transactions that are not specifically addressed by the guidelines or that exceed the thresholds of the applicable guidelines are, in the Board’s judgment, material, and therefore whether the affected director is independent. The Company will identify which directors are independent and disclose in its next annual proxy statement for the election of directors the basis for any Board determination that any such relationship was not material.

1.	Employment/Other Compensation

Absolute Rule.    A director will not be considered independent if:

A.	such director is or has been an employee of, or has an immediate family member who is or has been an executive officer of, the Company within the last three years;

B.	such director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company except as specifically set forth in the Exception below;

C.	(1) such director or an immediate family member is a current partner of the firm that is the Company’s internal or external auditor; or (2) such director is a current employee of such firm; or (3) such director has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (4) such director or an immediate family member was, within the last three years (but is no longer), a partner or employee of such firm and personally worked on the Company’s audit within that time; or

D.	such director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

Exception.    The receipt by a director of director and committee fees, including regular benefits received by other directors, and pension or other forms of deferred compensation for prior service (provided that such compensation is not in any way contingent on continued service), from the Company shall not be deemed to be a material relationship or transaction that would cause such director not to be independent.

2.	Business Relationships

Absolute Rule.    A director will not be considered independent if such director is a current employee of, or an immediate family member is a current executive officer of, a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Guidelines.    A relationship arising solely from the following relationships or transactions shall not be deemed a material relationship or transaction that would cause a director not to be independent:

A.	a director’s status as an executive officer, employee or equity owner of a company that has made payments to or received payments from the Company, so long as the payments made or received during any of the past three fiscal years are not in excess of the greater of $1 million or 2% of the other entity’s consolidated gross revenues for the entity’s fiscal year in which the payments were made;

B.	a director’s ownership of an equity or limited partnership interest in a party that engages in a transaction with the Company, so long as: (1) such director’s ownership interest does not exceed 5% of the total equity or partnership interests in that other party, or (2) any payments made by or received from the Company during any of the past three fiscal years are not in excess of the greater of $1 million or 2% of such other party’s consolidated gross revenues for the fiscal year in which such payments were made; provided, however, that this exception does not apply to a director’s ownership of an equity or limited partnership interest in a law firm, consulting firm or other professional organization; or

C.	a director’s position as a director or advisory director (or similar position) of another for-profit corporation or organization that engages in a transaction with the Company, so long as any payments made by or received from the Company during any of the past three fiscal years are not in excess of the greater of $1 million or 2% of such corporation’s or organization’s consolidated gross revenues for the fiscal year in which such payments were made.

3.	Customer Relationships

Guideline.    A relationship arising solely from the director’s status as a customer of the Company shall not be deemed to be a material relationship or transaction that would cause a director not to be independent so long as the goods and/or services involved are provided by the Company in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons or are determined by competitive bids, or where the transaction involves the rendering of services as a common or contract carrier or public utility at rates charged or fixed in conformity with law or governmental authority.

4.	Charitable Contributions

Guideline.    A relationship arising solely from a director’s affiliation with a charitable organization that receives contributions from the Company shall not be deemed a material relationship or transaction that would cause a director not to be independent so long as such contributions (other than employee matching contributions) for a particular fiscal year are not in excess of the greater of $1 million or 2% of the organization’s consolidated gross revenues for such fiscal year.

5.	Indebtedness

Guideline.    A relationship arising solely from a director’s status as an executive officer, employee or equity owner of a company to which the Company and its subsidiaries were indebted at the end of the Company’s last full fiscal year shall not be deemed a material relationship or transaction that would cause a director not to be independent so long as the aggregate amount of the indebtedness is not in excess of 5% of the Company’s total consolidated assets.

6.	Other Transactions

Guidelines.    Any other relationship or transaction that is not covered by any of absolute rules or guidelines set forth above for which any of the following applies shall not be deemed to be a material relationship or transaction that would cause a director not to be independent:

A.	the amount involved does not exceed $60,000 in any fiscal year;

B.	the relationship or transaction is between an immediate family member of the director and the Company and the above absolute rules and guidelines would permit the relationship or transaction to occur between the director and the Company; or

C.	the Board determines, after taking into account all relevant facts and circumstances, that the existence of such relationship or transaction would not impair the director’s exercise of independent judgment.

Definitions

For purposes of this Policy:

“Equity owner of a company” means an individual or organization that possess the right to share in a company’s profits. Equity owner of a company includes, but is not limited to, owning common or preferred stock in a corporation or other ownership or profit interest in a company (including partnership, member or trust interest therein).

“Executive officer” means an entity’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the entity in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the entity. See Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

“Immediate family members” of a director means the director’s spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares the director’s home. When applying the look-back provisions of the standards, persons who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated shall not be considered.

The Board of Directors recommends a vote FOR all nominees in Item 1. The Board of Directors also recommends a vote FOR Item 2.	Please	☐
The Board of Directors recommends a vote AGAINST Items 3 through 9. See below for a description of each of the Items.	Mark Here for Address Change
SEE REVERSE SIDE

SEE ALLEGHENY ENERGY 2007 BALLOT ITEMS BELOW THE SIGNATURE LINES
Item 1 –	Election of the following nominees as directors:	FOR all nominees	WITHHOLD for all nominees			FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
	01 H. Furlong Baldwin 02 Eleanor Baum	☐	☐		Item 3	☐	☐	☐	Item 7	☐	☐	☐
	03 Paul J. Evanson	To withhold authority to vote for any individual nominee, strike a line through the nominee’s name below.				FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
	04 Cyrus F. Freidheim, Jr. 05 Julia L. Johnson				Item 4	☐	☐	☐	Item 8	☐	☐	☐
	06 Ted J. Kleisner					FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
	07 Steven H. Rice 08 Gunnar E. Sarsten 09 Michael H. Sutton				Item 5	☐	☐	☐	Item 9	☐	☐	☐
		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Item 2 –	Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.	☐	☐	☐	Item 6	☐	☐	☐

RESTRICTED

Signature	Signature	Date	2007
NOTE: Please sign your name(s) exactly as shown above.

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ALLEGHENY ENERGY 2007 BALLOT ITEMS:
The Board of Directors recommends a vote FOR all nominees in Item 1.		The Board of Directors recommends a vote AGAINST Items 3 through 9.
Item 1 –	Election of all nominees as directors.	Item 3 – Stockholder proposal to “recoup unearned management bonuses.”
The Board of Directors recommends a vote FOR Item 2.		Item 4 – Stockholder proposal to “separate the roles of CEO and Chairman.”
Item 2 –	Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.	Item 5 – Stockholder proposal requesting a “director election majority vote standard.”
Item 6 – Stockholder proposal regarding “special shareholder meetings.”
Item 7 – Stockholder proposal regarding “performance based stock options.”
Item 8 – Stockholder proposal requesting a report on utilizing the NIETC.
Item 9 – Stockholder proposal requesting a report on “climate change.”

See reverse side for Internet, telephone or mail instructions.

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Admission Ticket	NO ONE ADMITTED	New York Marriott Marquis Hotel
ALLEGHENY ENERGY, INC.	WITHOUT A TICKET	1535 Broadway
2007 Annual Meeting of Stockholders	Picture Identification Required	New York, New York
Thursday, May 17, 2007 at 9:30 A.M.

800 CABIN HILL DRIVE GREENSBURG, PA 15601

PROXY FOR USE AT ANNUAL MEETING OF STOCKHOLDERS

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Allegheny Energy, Inc., a Maryland corporation (the “Company”), hereby appoints Paul J. Evanson, David M. Feinberg and Daniel M. Dunlap and each of them, as Proxies for the undersigned with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held at the New York Marroitt Marquis Hotel, 1535 Broadway, New York, New York on May 17, 2007 at 9:30 A.M., Eastern Daylight Savings Time, and at the meeting and at any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all power possessed by the undersigned as if personally present at the meeting and to vote in their discretion on such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

When properly executed and returned, this proxy will be voted as specified by the undersigned stockholder. If no voting specification is made, this proxy will be voted “FOR all nominees” in Item 1 and “FOR” Item 2 and “AGAINST” Items 3 through 9. Further, when properly executed and returned, this proxy will be voted in accordance with the proxy holders’ discretion on any other matters that may properly come before the meeting.

This proxy is continued on the reverse side. Please mark, sign, and date on the reverse side and return promptly.

Address Change (Mark the corresponding box on the reverse side)

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WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on May 16, 2007.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone
http://www.proxyvoting.com/aye Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

You can now access your account online at http://www.melloninvestor.com/isd

Get current information on your stockholder account via Investor ServiceDirect® (ISD)
• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

If you prefer to contact us by telephone, call 1-800-648-8389.

For technical assistance with your online account, call 1-877-978-7778 between 9 A.M.-7 P.M. Monday-Friday Eastern Time.

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